AGENDA DATE:  9/10/99


IN THE MATTER OF THE PETITION OF PUBLIC     )
SERVICE ELECTRIC AND GAS COMPANY FOR A      )
BONDABLE STRANDED COST RATE ORDER IN        )
ACCORDANCE WITH CHAPTER 23 OF THE LAWS      )
OF 1999, TO AUTHORIZE THE IMPOSITION OF A   )
NONBYPASSABLE TRANSITION BOND CHARGE,       )
TO AUTHORIZE THE SALE OF BONDABLE           )       BONDABLE STRANDED
TRANSITION PROPERTY, THE ISSUANCE AND       )       COSTS RATE ORDER
SALE OF NOT TO EXCEED $2.525 BILLION        )
AGGREGATE PRINCIPAL AMOUNT OF TRANSITION    )
BONDS BY A FINANCING ENTITY TO RECOVER      )    DOCKET NO.: EF99060390
PETITIONER'S BONDABLE STRANDED COSTS,       )
AND THE APPLICATION OF TRANSITION BOND      )
PROCEEDS TO RETIRE OUTSTANDING UTILITY      )
DEBT, EQUITY OR BOTH, AND TO APPROVE THE    )
FORMULA FOR THE CALCULATION AND             )
ADJUSTMENT OF THE TRANSITION BOND CHARGE    )
AND MARKET TRANSITION CHARGE-TAX RE         )
LATED THERETO.                              )



(SERVICE LIST ATTACHED)

BY THE BOARD:

      By Petition filed with the Board of Public Utilities ("Board" or "BPU") on June 8, 1999 ("Petition"), Public Service Electric and Gas Company ("Petitioner"), for purposes of recovering the stranded costs deemed eligible for rate recovery by the Board in the Summary Order dated April 21, 1999, which was more fully detailed in the Final Decision and Order dated August 24, 1999 ("Restructuring Order"), in Docket Nos. E097070461, E097070462 and E097070463, together with other bondable stranded costs described in the Electric Discount and Energy Competition Act ("Act"), P.L. 1999, c. 23, codified at N.J.S.A. 48:3-49, et seq., and to allow Petitioner to comply with the rate reduction requirements determined by the Board to be necessary and appropriate consistent with the provisions of Sections 4 and 13 of the Act, requests that the Board issue an irrevocable bondable stranded cost rate order (the "Financing Order") to authorize: (i) the imposition of a nonbypassable transition bond charge, as provided in Section 18 of the Act, and the collection of such charge (the "Transition Bond Charge") by Petitioner or another entity approved by the Board; (ii) the sale of the Bondable Transition Property (as defined below) to an approved financing entity; (iii) the issuance and sale of not to exceed $2.525 billion aggregate principal amount of transition bonds (the "Transition Bonds") by the financing entity to recover Petitioner's bondable stranded costs and to apply the proceeds of such bonds to retire Petitioner's outstanding debt, equity or both; (iv) the formula for the imposition and adjustment of a nonbypassable market transition charge (the "MTC-Tax") and the collection of such charge as previously authorized by the Board in the Restructuring Order to recover Federal Income and State Corporate Business Taxes associated with the Bondable Transition Property (as defined below) and the collection of the Transition Bond Charges and the MTC-Tax (the "MTC-Tax Component") to reconcile future tax rates and MTC-Tax collections to assure full recovery of the MTC-Tax Component; and
(v) the formula for the calculation and adjustment of the Transition Bond
Charge.

      Petitioner has stated that the proceeds of the Transition Bonds (net of Upfront Transaction Costs (as defined below) will be used by or on behalf of Petitioner solely for the purposes of reducing the amount of its otherwise recovery-eligible stranded costs, through the retirement of debt or equity, or both. Petitioner states that the entire amount of cost savings achieved as a result of the issuance of the Transition Bonds shall be passed on to customers in the form of reduced rates for electricity.

1.    PROCEDURAL HISTORY

      On April 30, 1997, the Board issued an Order adopting and releasing a document entitled "Restructuring the Electric Power Industry in New Jersey:
Findings and Recommendations" ("Final Report"). The Final Report contained the findings and recommendations concerning the future structure of the electric power industry in New Jersey, including the recommendation that in the future electric consumers be offered a choice of electric power suppliers in order to effectuate substantial economic benefits by way of lower electric bills and the provision of more service options to the State's residents and businesses.

      Recognizing that there were a number of substantial procedural steps necessary to implement the recommended policies and to prepare for the commencement of retail competition, the Board directed in that Order that each of the State's four investor owned electric utilities make three filings: a rate unbundling petition, a stranded cost petition, and a restructuring plan.

      On July 11, 1997, the Board issued an Order Establishing Procedures, wherein it determined to transmit each utility's rate unbundling and stranded cost filings to the Office of Administrative Law ("OAL") for hearings and the issuance of an Initial Decision. The Board also determined to retain the restructuring plan filings for its own review and, as necessary, hearings.

      On July 15, 1997, Petitioner filed its Proposal in Response to the Final Report. The unbundling and stranded costs portions of Petitioner's filing were transmitted to the OAL and assigned to Administrative Law Judge ("ALJ") Louis G. McAfoos t/a (BPU Docket Nos. EO97070461 and EO97070462 respectively). The restructuring portion of the filing was retained by the Board (BPU Docket No. EO97070463).

      Twenty days of evidentiary hearings on the unbundling and stranded costs proceeding were conducted by ALJ McAfoos at the OAL between February 9, 1998 and March 18, 1998. During that time period, witnesses were cross-examined on their prefiled direct testimony, as well as on any filed rebuttal or surrebuttal testimony. At the close of hearings, a briefing schedule and issues outline were adopted by ALJ McAfoos. After requesting and receiving extensions of time from the Board, Initial Briefs were filed on or about April 13, 1998. Reply Briefs were filed on or about April 20, 1998.

      After the Petitioner's unbundling and stranded cost hearings and briefing were completed at the OAL, approximately twenty additional days of evidentiary hearings were held before Commissioner Carmen J. Armenti between April 27, 1998 and May 28, 1998. During these dates, the parties presented testimony and conducted cross-examination on certain identified restructuring issues affecting all four electric utilities.

      Following the close of hearings before Commissioner Armenti, briefs and reply briefs on the restructuring issues were filed on June 26 and July 17, 1998, respectively.

      After requesting and receiving an extension of time from the Board, ALJ McAfoos issued an Initial Decision and Report on Petitioner's unbundling and stranded cost filings on August 14, 1998. The parties filed Exceptions and Replies to Exceptions to the Initial Decision with the Board on October 2, 1998 and October 30, 1998, respectively.

      On February 9, 1999, Governor Whitman signed the Act into law. The Act authorizes the Board to permit competition in the electric generation and natural gas supply marketplaces and such other traditional utility areas as the Board determines. In addition, all four electric utilities were mandated to implement specific rate reductions over a period of four years. Among other things, the Act requires that the Board, by Order, shall provide that by no later than August 1, 1999 each electric public utility shall provide retail choice of electric power suppliers for its customers, reduce its aggregate level of rates for each customer class by no less than five percent, unbundle its rate schedules and establish so-called "shopping credits" applicable to the bills of retail customers who choose alternative electric power suppliers.

      By Order dated February 16, 1999, the Board established guidelines and a schedule for the commencement of settlement negotiations among the parties in the Petitioner's stranded costs and unbundling proceedings. The Board set a deadline of March 3, 1999 for the submission to the Board of a negotiated settlement, which deadline was later extended to March 5, 1999. No comprehensive settlement was reached among all the parties; however, on March 17, 1999 a proposed stipulation of settlement ("Stipulation") was filed by Petitioner and eight other parties. A proposed alternative stipulation of settlement ("Stipulation II") was submitted to the Board on March 29, 1999 by the Division of the Ratepayer Advocate and five other parties. The parties were provided the opportunity to submit comments to the Board on the Stipulation by April 5 and comments on Stipulation II by April 7, 1999.

      At its April 21, 1999 open public agenda meeting, the Board found that with certain modifications the Stipulation could serve as a reasonable framework for a fair and reasonable resolution of the matters and issued its Summary Order dated April 21, 1999 ("Summary Order") memorializing the Board's decision in BPU Docket Nos. EO97070461, EO97070462 and EO97070463. In that Summary Order, the Board determined, among other things, that Petitioner would have an opportunity to recover up to $2.94 billion net of tax of stranded costs, in part through the securitization of $2.4 billion.

      As noted above, Petitioner filed its Petition in this securitization matter on June 8, 1999. In response, by motion filed July 2, 1999, the New Jersey Business Users filed a motion to intervene in this matter. On July 9, 1999, Co-Steel Raritan also filed a motion to intervene. On July 22, 1999, Petitioner filed separate responses to both motions. On July 23, 1999, movants filed individual replies to Petitioner's responses. At its open public agenda meeting on July 26, 1999, the Board denied both motions (BPU Docket. No. EF99060390).

      On August 11, 1999, the Ratepayer Advocate filed a letter dated August 11, 1999 in which it raised 13 Issues, including an argument that evidentiary hearings (Issue I set forth in the Ratepayer Advocate's Memorandum) are required to be held in this Docket. On August 13, 1999, Petitioner filed its reply thereto. By letter dated August 24, 1999, Petitioner submitted a proposal to resolve two of the Issues (Issues IX and X) raised by the Ratepayer Advocate. At its open public agenda meeting on August 24, 1999, the Board rendered its findings regarding Issues II through VIII and Issue XIII. The Board also found that hearings were not required with respect to Issues IX and X and held in abeyance a decision on Issues XI and XII. The Board has carefully considered the Ratepayer Advocate's comments as well as the response thereto by Petitioner, in rendering this Order and Issues IX through XII are addressed herein in
Section 5.

      As noted, by Order dated August 24, 1999, the Board issued the Restructuring Order in the unbundling, stranded cost and restructuring proceedings (Docket Nos. EO97070461, EO97070462 and EO97070463). In doing so, the Board memorialized with greater detail the Board's April 21, 1999 decision approving the level of stranded costs and the amount to be securitized in this financing proceeding. A fuller description of the procedural history regarding the unbundling, stranded costs and restructuring proceedings is included in the Restructuring Order.

      On August 9, 1999, Petitioner filed with the Board a copy of the Special Purpose Entity's ("SPE") (defined below) Registration Statement on Form S-3 relating to the Transition Bonds ("SEC Filing"). On September 2, 1999, Petitioner filed revised Attachment A-1 to its Petition (describing Ratepayer Savings methodology) as well as its quarterly report on Form 10-Q with the Securities and Exchange Commission ("SEC") for the quarter ended June 30, 1999 ("10-Q").

2.    TRANSITION BOND TRANSACTION

      A.    PROPOSED STRUCTURE

      A general description of the Transition Bond transaction structure (the "Transition Bond Transaction") proposed by the Petitioner follows. This proposed structure is subject to modification, depending upon the requirements of tax authorities, input from underwriters in connection with the marketing of the Transition Bonds and negotiations with nationally recognized statistical rating organizations (the "rating agencies") selected by Petitioner to assign credit ratings to the Transition Bonds. Petitioner states that the proposed structure is intended to minimize debt service costs, maximize ratepayer savings and create a substantially level charge over the life of the Bonds while obtaining the best possible rating for the Transition Bonds as asset-backed securities. Petitioner has requested that the Board authorize the execution of hedging arrangements (as described in paragraph 2(e) below). The final structure, pricing, terms and conditions will be determined by Petitioner at the time Transition Bonds are priced, subject to an approving certification by the designee (the "Designee") of the Board as provided herein.

      In the Restructuring Order, the Board approved the issuance of up to $2.525 billion of Transition Bonds to permit the recovery by the Petitioner of $2.4 billion of net of tax bondable stranded costs plus transaction costs not exceeding $125 million. The Board also determined in the Restructuring Order that the Federal Income and State Corporate Business Taxes which are reflected in the grossed-up revenue requirement associated with the $2.4 billion in net of tax stranded costs being securitized are legitimate recoverable stranded costs to be recovered through the MTC-Tax approved in the Restructuring Order.

      The Petitioner has requested the authority to recover its bondable stranded costs as defined in Section 3 of the Act, including (1) the costs, (including, but not limited to, redemption premiums, unamortized costs of issuance and interest and preferred dividends accruing on or after the issuance of the Transition Bonds), estimated at $100 million, of retiring existing debt or equity, or both, with the proceeds of the Transition Bonds ("Capital Reduction Costs"); (2) the costs, estimated at $25 million, incurred to issue the Transition Bonds ("Upfront Transaction Costs"); and
(3) principal and interest on the Transition Bonds, together with the costs of paying, refinancing, administering and servicing, credit enhancing (if any), overcollateralizing and hedging the Transition Bonds as more fully described herein ("Ongoing Transition Bond Costs") (such Capital Reduction Costs, Upfront Transaction Costs and Ongoing Transition Bond Costs all being hereinafter referred to as "Bondable Stranded Costs"). The Petitioner has also requested approval of the formula for the calculation and adjustment of the Transition Bond Charge and MTC-Tax related thereto.

      Petitioner has further requested that, pursuant to this Financing Order, Petitioner be granted authority to recover through the sale of the Bondable Transition Property up to $2.525 billion of its Bondable Stranded Costs, including Capital Reduction Costs and Upfront Transaction Costs. Ongoing Transition Bond Costs will be recovered by the SPE through the assessment and collection of the Transition Bond Charge, a separate, nonbypassable charge assessed and collected from all customers of Petitioner and/or any successor electric public utility operating within Petitioner's existing service territory, except as provided in Section 28 of the Act.

      Petitioner states that the principal asset to be used to secure the Transition Bonds is the Bondable Transition Property. Petitioner points out that pursuant to Section 16 of the Act, this Financing Order and the Transition Bond Charges are irrevocable upon this Financing Order's becoming effective pursuant to Section 19 of the Act, and this Financing Order cannot be rescinded, altered, repealed, modified or amended by the Board or any other governmental entity; nor impaired by the State of New Jersey, as pledged in Section 17 of the Act.

      Petitioner states that it will form a non-utility, bankruptcy-remote special-purpose entity (the "SPE"), wholly owned by Petitioner, and will provide the initial capitalization of such SPE. The Petition provides that Petitioner will sell the Bondable Transition Property directly or through an assignee (as defined in the Act) to the SPE in a transaction which, under Section 23 of the Act, will be a legal true sale and absolute transfer to such SPE, and that the SPE will constitute a financing entity for purposes of the Act.

      To raise the funds to pay the purchase price of the Bondable Transition Property to Petitioner, the SPE will issue and sell Transition Bonds, the net proceeds of which bonds will be remitted to Petitioner. The SPE will issue and sell the Transition Bonds in a negotiated public offering as asset-backed securities ("ABS"). Petitioner states that all prior securitizations of utility stranded costs in other jurisdictions have been structured as ABS and sold on a negotiated basis and the expertise of an underwriter is critical to the structuring, pricing and marketing of securities in the ABS market. Petitioner notes that in states such as Massachusetts where competitive bidding requirements would otherwise be applicable, bidding of stranded cost securitization transactions has either been waived or not required to access the ABS market. For these reasons, Petitioner and Lehman Brothers, its lead underwriter, believe that a negotiated sale will assure that the Transition Bonds will receive the highest possible rating and will obtain the lowest possible interest and transaction costs, ensuring compliance with the requirements of Section 14(b)(4) of the Act which provides that Petitioner's customers pay the lowest transition bond charges consistent with market conditions at time of pricing and the terms of this Order.

      Petitioner states that all of the assets of the SPE, including, without limitation, the Bondable Transition Property and the other collateral of the SPE (the "Other SPE Collateral"), will be pledged as collateral to secure the Transition Bonds. Petitioner notes that the Other SPE Collateral may include (without limitation) the rights of the SPE under the Transition Bond Transaction documents, including a sale agreement by which the SPE acquires the Bondable Transition Property and receives certain indemnification from the Petitioner, a servicing agreement by which Petitioner or any successor in that capacity acts as servicer of the Bondable Transition Property (the "Servicer"), an administration agreement by which the SPE will be administered, and various trust accounts of the SPE.

      While the Board is requested to approve Transition Bonds with scheduled amortizations not exceeding 15 years at issuance in accordance with Section 14 of the Act, it is also requested to approve stated maturities of up to two additional years in order to reduce overcollateralization requirements and enhance the prospects of securing the highest possible credit rating for the Transition Bonds. Petitioner states that these objectives should result in lower interest costs and, thus, savings to ratepayers.

      B.    RECOVERY OF UPFRONT TRANSACTION COSTS

      In order to issue Transition Bonds to achieve net savings for the benefit of its customers, Petitioner will incur transaction costs. Based on the currently estimated initial offering of $2.525 billion of Transition Bonds, Petitioner has estimated that such amount will include Upfront Transaction Costs of approximately $25 million which may vary, in part, based on the factors described below. Petitioner states that these Upfront Transaction Costs will include, among other items, the underwriting spread, rating agency fees, financial advisory fees, accounting fees, SEC registration fees, printing and marketing expenses, trustees' fees, legal fees, the servicing set-up fee and the administrative cost to set up the SPE. The Petitioner has requested authority to recover the Upfront Transaction Costs out of the proceeds of the sale of the Transition Bonds and to include such costs as Bondable Stranded Costs, the right to recover such amounts to constitute a portion of the Bondable Transition Property. Petitioner indicates that to the extent payment of any Upfront Transaction Costs is required prior to the issuance of the Transition Bonds, such costs will be paid by Petitioner and reimbursed from the proceeds of the Transition Bonds.

      C.    RECOVERY OF CAPITAL REDUCTION COSTS

      Petitioner has requested recovery of the Bondable Stranded Costs of retiring Petitioner's debt or equity, or both, including, but not limited to, accrued interest and accrued preferred dividends, premium and other fees, costs and charges relating thereto out of the proceeds of the sale of the Transition Bonds and to include such costs as Bondable Stranded Costs, the right to recover such amounts to constitute a portion of the Bondable Transition Property.

      D.    RECOVERY OF ONGOING TRANSITION BOND COSTS

      Petitioner has requested recovery of Ongoing Transition Bond Costs through the Transition Bond Charge. Petitioner states that the primary Ongoing Transition Bond Costs are principal and interest on the Transition Bonds, and that other such costs include principally the servicing fee of
 .05% of the initial principal amount of the Transition Bonds (the "Servicing Fee") paid to Petitioner, as the Servicer (as defined below), or such higher fee as may be payable to a successor Servicer, and the ongoing cost of credit enhancement, overcollateralization and hedging arrangements, if any. Petitioner states that there will also be a small amount of additional, ongoing costs associated with the Transition Bond Transaction, such as the administration fee, legal and accounting fees, directors or managers fees, rating agency fees, trustee fees and other costs of operating the SPE. Petitioner states that these costs should be included as Bondable Stranded Costs to be recovered through the Transition Bond Charge in accordance with Section 14 of the Act, and the right to recover these costs as Bondable Stranded Costs will be a portion of the Bondable Transition Property.

      E.    APPROVAL OF FINAL TERMS AND CONDITIONS: TRANSITION BOND
            TRANSACTION

      Petitioner states that prior to the pricing of the Transition Bonds, it will cooperate with and provide such information to the Board's Designee as is reasonably requested in order that the Designee may make the certifications required below. To assist the Designee in making his required certifications, upon the pricing of the Transition Bonds, the Petitioner will file with the Board's Designee a Pricing Advice Certificate (see Appendix D to this Financing Order). This document may be based upon the advice of the Petitioner's lead underwriter and will certify, in substance, that the structuring and pricing of the Transition Bonds (including any hedging arrangement priced at the time of pricing of the Transition Bonds as described below), assures that the Petitioner's customers pay the lowest Transition Bond Charges consistent with then current market conditions and the terms of this Financing Order.

      Petitioner also states that prior to the approval of pricing of the Transition Bonds (including any hedging arrangement priced at the time of the pricing of the Transition Bonds), the Designee will receive a certificate from Petitioner's lead underwriter substantially to the effect that, in its judgment, the structuring and pricing of the Transition Bonds (and any such hedging arrangement) is reasonable in the light of current market conditions. Upon the filing of the Pricing Advice Certificate (at the time of the pricing of the Transition Bonds and any such hedging arrangement), Petitioner requests that the Board's Designee will file with the Board a certificate (see Appendix A hereto) to the effect that the structure and pricing of the Transition Bonds (and any such hedging arrangement) assures that Petitioner's customers pay the lowest Transition Bond Charges consistent with market conditions and the terms of the Financing Order, and approving the terms and conditions of the Transition Bonds (and any such hedging arrangement), including scheduled amortization up to 15 years and stated maturities of up to two additional years.

      Petitioner states that payments on the Transition Bonds will be semiannual or quarterly, depending upon rating agencies, tax considerations and market conditions at the time of Transition Bond pricing, and that debt service on the Transition Bonds will be scheduled upon issuance so that the sum, for each annual period, of (i) the Periodic Payment Requirements (defined below) and (ii) the associated MTC-Tax collections will result in substantially equal Transition Bond Charges.

      Petitioner states that one or more classes of the Transition Bonds may be issued as variable rate instruments which are fixed or capped through the execution of an interest rate exchange agreement, an interest rate cap agreement or similar hedging arrangement . If, at the time of pricing of the Transition Bonds, the Petitioner and its lead underwriter determine that such a hedging arrangement is expected to result in a lower interest cost on such classes of bonds or on all classes of an issue taken as a whole, the hedging arrangement will be described in the Pricing Advice Certificate (see Appendix D hereof) and is subject to approval by the Designee in the Designee Certification. Any counterparty to such a hedging arrangement must have a credit rating consistent with achieving the highest possible ratings on the Transition Bonds.

      Petitioner has also advised the Board's Staff and the Board's financial advisor that it may be advantageous, under certain market conditions, to enter into a hedging arrangement in order to attempt to synthetically fix or cap interest rates on the Transition Bonds in advance of the actual pricing of the Transition Bonds. Petitioner also stated that the implementation of a hedging arrangement in advance of the pricing of the Transition Bonds should only be undertaken if Petitioner determines and certifies to the Board Designee, that such an arrangement is appropriate to assure that Petitioner can achieve the required rate reductions through securitization and to protect ratepayers against future interest rate increases.

      Because there is no market for hedging Transition Bonds directly, Petitioner has advised Board Staff that any hedging arrangement may not provide a "perfect" hedge against interest rate volatility. Petitioner has further advised Board Staff that in order to hedge the risk of changes in the interest rates prior to the pricing of the Transition Bonds, it is necessary to make reference to rates and spreads in other markets, including the United States Treasury Bond market and the interest rate swap market. Petitioner has further advised that it may itself enter into hedging arrangements with one or more third party counterparties and enter into a back-to-back hedging arrangement with the SPE.

      Petitioner has also advised that payments from or to one or more of the third party counterparties with whom Petitioner or the SPE enters into a hedging arrangement prior to the pricing of the Transition Bonds in order to fix or cap interest rates shall be treated as follows: If a payment is received by Petitioner and/or the SPE from the third party counterparties, Petitioner and/or the SPE would retain such amount (or an estimate of such amounts if the exact amount is unknown at the time of pricing of the Transition Bonds), after any current income taxes and the principal amount of the Transition Bonds will be correspondingly reduced. In the event the actual payment received from the hedging arrangement at the time of issuing the Transition Bonds does not equal the amount by which the Transition Bond issuance was reduced, the difference would be recovered by the Petitioner and/or SPE or credited to ratepayers as an adjustment to Ongoing Transaction Costs and reflected in the initial Transition Bond Charge.

      If a payment must be made by Petitioner and/or the SPE to the third-party counterparties, such payment, or any portion thereof, net of tax, may be included in Transaction Costs and securitized provided the total amount securitized (i.e., the $2.4 billion of net-of-tax stranded costs, plus Capital Reduction and Upfront Transaction Costs expressed on a net of tax basis to the extent they are deductible when incurred (not to exceed $125 million in the aggregate, pre-tax, or $74 million, net of tax), plus the payment to the third-party counterparty, net of tax to the extent the payment is deductible when incurred) does not exceed $2.525 billion.. Alternatively, at the discretion of the Petitioner and/or SPE, the payment to any counterparty by the SPE may be amortized over the term of the Transition Bonds and, together with interest determined at the weighted average yield on the Transition Bonds, included as part of Ongoing Transaction Costs and remitted to Petitioner or another counterparty.

      Petitioner suggests that any periodic payment of Ongoing Transaction Costs by SPE to Petitioner related to such a hedging arrangement may be made subordinate to the payments of Transition Bonds.

      Petitioner has requested that if a hedging arrangement is entered into prior to the pricing of the Transition Bonds, the hedging arrangement will be approved by the Designee by the execution and delivery to the Petitioner of a Designee Certification which will describe and approve the structuring and pricing of the hedging arrangement. Upon the delivery to the Petitioner of such Designee Certification, the terms of any hedging arrangement, including the terms of the Transition Bonds which are assumed as part of such hedging arrangement, shall be final and incontestable, and shall not be subject to further review or approval by the Designee upon the pricing of the Transition Bonds. The Designee Certification shall be filed by the Designee with the Board at the same time the Designee files the Designee Certification approving the pricing of the Transition Bonds. The Designee shall also approve and certify the terms for the termination of any hedging arrangement.

      Not later than five business days after the issuance and sale of the Transition Bonds, Petitioner will confirm to the Board, in an "Issuance Advice Letter" substantially in the form of Appendix B to this Financing Order, the actual interest rates on the Transition Bonds, the schedule of payments of principal and interest on the Transition Bonds (the "expected amortization schedule"), and the initial Transition Bond Charge and MTC-Tax, which will be calculated using the formula described in Exhibit A of the Petition. The Issuance Advice Letter will also include a calculation of present value savings to customers using the methodology employed in Appendix H hereof, applied to the actual structure and terms of Transition Bonds. Pursuant to Section 15(a)(2) of the Act, the initial Transition Bond Charge and MTC-Tax will become effective when the Issuance Advice Letter is filed, without further action by the Board.

      F.    TRANSITION BOND CHARGE

      Pursuant to Section 15 of the Act, Petitioner states that Transition Bond Charges will be set periodically by formula at a level intended to recover the sum of the Ongoing Transition Bond Costs, including, without limitation: (1) the principal of (in accordance with the expected amortization schedule approved by the Designee at or before the time of pricing of the Transition Bonds) and interest on the Transition Bonds authorized by the Board in this Financing Order; (2) the costs of operating and administering the SPE; (3) the costs of servicing the Transition Bonds, including servicing and trustee fees, expenses and indemnities, substantially as described in the SEC filing; (4) amounts required to fund or replenish the overcollateralization account in accordance with the overcollateralization schedule approved by the Board's Designee at pricing of the Transition Bonds; (5) the reimbursement of any amounts required to be drawn from the SPE's capital account pursuant to the Bond Indenture, substantially as described in the SEC filing; and (6) the ongoing expenses of any other credit enhancement or hedging arrangements (the required periodic payment of all such amounts, including deficiencies on past due amounts for any reason, is herein called the "Periodic Payment Requirement" and the total of such requirements until paid in full, the "Total Payment Requirements").

      In Attachments A3 and A4 to Exhibit A of the Petition, the Petitioner describes the formula by which it proposes to periodically establish and adjust the Transition Bond Charge and the MTC-Tax. Petitioner states that the Transition Bond Charges and the MTC-Tax will be set and adjusted based on assumptions described in Attachments A3 and A4 to Exhibit A of the Petition, as those assumptions are adjusted periodically in accordance with Attachments A3 and A4 to Exhibit A. These assumptions include, but are not limited to, sales forecasts, customer payment and charge-off patterns, defaults by third party suppliers (as described herein), the Periodic Payment Requirement (including without limitation the timely payment of principal of and interest and acquisition or redemption premium on, the Transition Bonds) and tax rates. In Attachment A2 to Exhibit A of the Petition, Petitioner projected the initial Transition Bond Charge and the MTC-Tax using the formula described in Attachments A3 and A4 to Exhibit A to the Petition and assuming the Periodic Payment Requirements as shown in Revised Attachment A1 to Exhibit A of the Petition which is attached hereto as Appendix I.

      Petitioner requests that the Transition Bond Charges shall remain in effect until the SPE owner of the Bondable Transition Property has received Transition Bond Charges sufficient to discharge the Total Payment
Requirements.

      Petitioner states that each customer's monthly bill will contain a line item which includes both the Transition Bond Charge and MTC-Tax and will note in text or contain a footnote that a portion of such combined charge represents Bondable Transition Property being collected on behalf of the SPE as owner of Bondable Transition Property.

      G.    PERIODIC ADJUSTMENTS TO THE TRANSITION BOND CHARGE AND MTC-TAX

      The Board is required by Section 15 of the Act to make mandatory periodic adjustments (the "True-Up Mechanism") to the Transition Bond Charge upon petition of Petitioner, its assignee or financing entity, to ensure receipt of revenues sufficient to satisfy the Periodic Payment Requirement. Under the Act, mandatory periodic adjustments of Transition Bond Charges must be made at least annually. As described earlier, such adjustments will be based upon a formula described in Attachments A3 and A4 to Exhibit A of the Petition. Each such adjustment shall be formula-based, shall be in the amount required to ensure receipt of revenues sufficient to satisfy the Periodic Payment Requirement, including, without limitation, the timely payment of principal of, and interest and acquisition or redemption premium on, the Transition Bonds. As Servicer, Petitioner states that it will be responsible for filing with the Secretary of the Board documentation for any necessary periodic adjustments (see Appendix C hereto). (Petitioner, as Servicer under the Servicing Agreement, described below, and any successor to Petitioner as servicer are herein referred to as the "Servicer".)

      Petitioner has requested authorization to file for adjustments of the Transition Bond Charge, as often as quarterly, as determined necessary by Petitioner for credit rating purposes. Each such periodic adjustment shall become effective 30 days after filing thereof with the Board absent a determination by the Board of manifest error (i.e. an arithmetic error evident on the face of such filing). Under Section 15 of the Act, the Servicer shall propose such adjustments in a filing with the Secretary of the Board at least 30 days in advance of the date upon which it is requested to be effective. The proposed adjustment shall become effective on an interim basis on such requested effective date, in the absence of a Board Order to the contrary. Under Section 15 of the Act, in the absence of a Board order to the contrary, the periodic adjustment shall become final 60 days after the filing. The Petitioner has requested that the Board confirm that the periodic adjustment will become final absent a finding by the Board of manifest error as defined above in the application of the adjustment formula approved herein. The Petitioner asserts that this standard is consistent with the other provisions of Section 15 which require that the periodic adjustment be implemented to ensure "timely payment" of, among other things, principal of and interest and acquisition or redemption premium on the Transition Bonds. Petitioner further asserts that in order to achieve the highest possible credit ratings on the Transition Bonds and, thus, the lowest costs to ratepayers, the periodic adjustments must be made final based upon this objective standard.

      As provided in the Restructuring Order, the MTC-Tax is subject to periodic review and adjustment. Petitioner proposes that the adjustment is to be made as often as quarterly to reconcile the income taxes recovered to the income taxes required to be paid on the taxable net revenue as calculated in accordance with Exhibit A to the Petition from the Transition Bond Charges and the MTC-Tax. Petitioner requests that the reconciliation be made at the same time and substantially in the same manner as the True Up Mechanism for Transition Bond Charges in order to ensure receipt of revenues sufficient to assure that the MTC-Tax is not being underrecovered or overrecovered. Upon petition of Petitioner, the MTC-Tax will be adjusted based upon assumptions described in Attachments A3 and A4 to Exhibit A to the Petition, as those assumptions are adjusted from time to time in accordance with such Attachments A3 and A4. No delay in the mandatory adjustment or failure to make any such adjustment of the MTC-Tax will in any way adversely affect the mandatory periodic adjustment of the Transition Bond Charge described in the preceding paragraph.

      The Petitioner has also requested authority for the Servicer to make "non-routine" filings for adjustments to the formula described in Exhibit A of the Petition to assure timely payment of the Total Payment Requirements, including principal and interest on the Transition Bonds. These filings would be made to accommodate changes to the formula described in Attachments A3 and A4 to Exhibit A, if deemed appropriate by the Servicer to protect bondholders to remedy a significant and recurring variance between actual and expected Transition Bond Charge collections. Any such filing would be required to be made with the Secretary of the Board at least 90 days prior to the proposed effective date, and would be subject to Board approval.

      H.    REMITTANCE OF TRANSITION BOND CHARGES

      Petitioner states that the Servicer will employ a methodology to remit to the Transition Bond trustee ("Bond Trustee") the Transition Bond Charge as described in the Petition and in Exhibit C thereto. Petitioner notes that the Servicer will receive the Transition Bond Charge collections daily and may, as authorized by Section 15 of the Act, commingle Transition Bond Charge collections with other customer payments until the remittance date to the Bond Trustee.

      Petitioner states that collections from each customer will be applied first to sales taxes (which Petitioner will collect as trustee for the State and not for its own account or that of the SPE, and which are not "charges" for purposes of the following allocations), then to charges in arrears, if any, and then to current charges. With respect to each billing period, partial payments of charges will be allocated to the Transition Bond Charge, to the MTC-Tax and to the Petitioner's other charges, pro rata, based on the proportions that the Transition Bond Charges, the MTC-Tax and the Petitioner's other charges bear to the total charges collected. Partial payments of Transition Bond Charges will be allocated to the SPE (as owner of the Bondable Transition Property), pro rata, based on the proportions that the Transition Bond Charge representing the Bondable Transition Property and any transition bond charges established pursuant to other subsequent financing orders bear to the total Transition Bond Charges collected. Subsequently, the Petitioner advised the Board that it would file, as part of its required Unbundling Filing of August 1, 2002, data showing the impact of the timing of customer payments of Transition Bond Charges to the Petitioner versus payments by the Petitioner as Servicer to the transition bond trustee. This data shall include a calculation of customer daily remittances, timing of remittances to the bond trustee and the short-term interest rate then applicable to determine the amount of "float" income earned by the Petitioner in its capacity as Servicer. If the Board determines in its review of this filing, that the Petitioner retained revenue over and above its servicing fee, it may calculate such retained revenue, and impute interest thereon, in determining fair and reasonable rates going forward from the date of its review.

      Petitioner says that the Bond Trustee will apply Transition Bond Charge collections substantially as described in the SEC filing. Thus, investment income earned on the trust accounts held by the Bond Trustee may be used to satisfy current Periodic Payment Requirements. Investment income on the capital account not used currently for these purposes will be released to the SPE. Any earnings in excess of required balances in such trust accounts (other than the capital account) will reduce the Transition Bond Charges through the True-Up Mechanism.

      Upon retirement of all outstanding Transition Bonds and payment of all Ongoing Transition Bond Costs, Petitioner states that any remaining amounts held by the Bond Trustee will be released to the SPE and that Petitioner's equity in the SPE may be distributed to Petitioner, Petitioner also says that it will credit an amount equal to any overcollected Transition Bond Charges, less any amount of any unpaid MTC-Tax charges and any amount that was withdrawn and not replenished to the SPE's equity, to its customers against its distribution charges.

      I.    CREDIT ENHANCEMENT

      The Transition Bond documents will incorporate the True-Up Mechanism authorized by Section 15 of the Act as described above and overcollateralization amounts or other means of credit enhancement as required by the rating agencies or taxing authorities.

      The Petitioner explains that the Transition Bond Charge will be set to collect an overcollateralization amount over time in addition to the principal (in accordance with the expected amortization schedule) and interest payable on the Transition Bonds and the other Ongoing Transition Bond Costs. The Petitioner states that the overcollateralization amount necessary for the Transition Bonds will be determined just prior to pricing, after consultation with the rating agencies and tax authorities, and will be subject to the approval of the Designee at the time of pricing of the Transition Bonds. As with other components of the Transition Bond Charge, the overcollateralization component will be incorporated into each periodic adjustment to the extent necessary using the True-Up Mechanism.

      J.    FORMATION OF SPE

      The SPE will be a wholly-owned, non-utility subsidiary of the Petitioner and is expected to be a limited liability company, and will be managed substantially as described in the SEC Filing.

      K.    BONDABLE TRANSITION PROPERTY

      Under Section 3 of the Act, the Petitioner's Bondable Transition Property (the "Bondable Transition Property") will consist of (a) the irrevocable right to charge, collect and receive, and be paid from collections of the Transition Bond Charge the amount necessary to provide for the full recovery of Total Payment Requirements, (b) all rights of Petitioner under this Financing Order, including without limitation all rights to obtain periodic adjustments of the Transition Bond Charge pursuant to the True-Up Mechanism and (c) all revenues, collections, payments, money and proceeds arising under, or with respect to, all of the foregoing.

      Pursuant to Sections 16 and 22 of the Act, upon receipt of payment for the Bondable Transition Property by the Petitioner from the SPE, the Bondable Transition Property will constitute a vested presently existing property right and will continuously exist as property for all purposes as provided in the Act and the Financing Order, whether or not the revenues and proceeds arising with respect thereto have accrued and notwithstanding the fact that the value of the property right may depend upon consumers using electricity or the Servicer performing services; and the validity of any sale, assignment or other transfer of the Bondable Transition Property will not be defeated or adversely affected by the commingling by Petitioner of revenues recovered from amounts charged, collected and received on account of the Bondable Transition Property with other funds of Petitioner.

      L.    SALE OF BONDABLE TRANSITION PROPERTY TO SPE

      Petitioner requests the Board to approve the sale of the Bondable Transition Property to an SPE in one or more transactions which, under
Section 23 of the Act, will be a legal true sale and absolute transfer to the SPE, notwithstanding any other characterization for tax, accounting or other purposes. The Petitioner explains that the SPE will have all of the rights originally held by Petitioner with respect to the Bondable Transition Property, including the right to exercise any and all rights and remedies to collect any amounts payable by any customer in respect of the Bondable Transition Property, which includes the right to direct Petitioner or any successor electric public utility to shut-off electric power to the extent permitted in accordance with law and any applicable regulations.

      The Petitioner notes that the agreement in connection with the sale and transfer of the Bondable Transition Property to the SPE will include representations and warranties with respect to, among other things, the validity of this Financing Order, the Bondable Transition Property and the title thereto, and provide specific covenants, indemnities and/or repurchase obligations in connection with such transfer for the benefit of the holders of Transition Bonds.

      m.    Issuance of Transition Bonds

      The Board is requested to approve the issuance of Transition Bonds by the SPE. The Petitioner states that the Transition Bonds will, by their terms, be recourse only to the SPE's credit and assets, and will be secured by a pledge of all of the rights, title and interest of the SPE in its Bondable Transition Property and Other SPE Collateral.

      N.    NONBYPASSABLE TRANSITION BOND CHARGE AND MTC-TAX

      The Transition Bond Charge and MTC-Tax are nonbypassable and will be assessed against and collected from all customers of the Petitioner or any successor electric public utility, except as provided in Section 28 of the Act, within the Petitioner's service area as of the date of the Petition until the Total Payment Requirements are discharged in full. Pursuant to
Section 18 of the Act, the Transition Bond Charge will apply equally to each customer, regardless of class, based on the amount of electricity delivered to the customer through the transmission and distribution system of Petitioner or any successor electric public utility that takes over all or a portion of the Petitioner's service area, including electricity sold to customers by any third party supplier, as described below.

      O.    THIRD PARTY SUPPLIERS

      The Petitioner states that billing, collection and remittance of Transition Bond Charges by a third party supplier ("TPS") may increase the risk of shortfalls in Transition Bond Charge and MTC-Tax collections by exposing the cash flow to potential interruption due to the default, bankruptcy or insolvency of the TPS. It notes that this risk of interruption will increase risks to investors and ratepayers, potentially increasing the required credit enhancement or reducing the credit rating and increasing the rate of interest on Transition Bonds. The Petitioner concludes that such TPS billing may increase the Transition Bond Charge and MTC-Tax component resulting from interruption or delay in payment.

      In order to mitigate against these risks, satisfy rating agency concerns and reduce the cost to ratepayers, Petitioner requests that any TPS should be required to comply with certain billing, collection and remittance procedures and information access requirements described in the Petition and comparable to those in effect in other states in which stranded cost securitizations have been effected. The Petitioner indicates that these requirements are largely derived from rating agencies' criteria, as described in Exhibit D of the Petition.

      P.    SERVICING

      Petitioner states that it will enter into a servicing agreement with the SPE to perform servicing functions on behalf of the SPE with respect to the Bondable Transition Property, which, servicing engagements, including servicing compensation, will be substantially as described in the SEC filing.

      Q.    MTC-TAX COMPONENT RECOVERIES

      Pursuant to the Restructuring Order, Petitioner has been authorized to recover fully the MTC-Tax Component through the ongoing collection of the MTC-Tax until full payment of principal and interest of the Transition Bonds. Pursuant to the Restructuring Order, the MTC-Tax is subject to mandatory periodic adjustment (at the same time and substantially in the same manner as the Transition Bond Charges) to reconcile the MTC-Tax collections with the Federal Income and State Corporate Business taxes required to be paid on the taxable revenue as calculated in accordance with Exhibit A to the Petition from the Transition Bond Charge and the MTC-Tax. The Petitioner will maintain separate accounting for the MTC-Tax collections and the Bondable Transition Property. As provided in Section 23(a)(4) of the Act, Petitioner's right to recover the MTC-Tax by Petitioner will in no way affect or impair the legal true sale and absolute transfer of the Bondable Transition Property to the SPE, or otherwise affect the legal rights and attributes of the Bondable Transition Property under the Act.

3.    RATEPAYER BENEFITS

      Based upon its most recent rate case, Petitioner has a pre-tax rate of return of 14.23%, which is equivalent to an after-tax rate of return of 8.42%. Based upon the structure, methodology and assumptions as set forth in the letter of Petitioner to the Board dated September 2, 1999 ("September 2, 1999 Letter") and in Appendix H hereof, Petitioner represents that, as proposed, the Transition Bond Transaction will result in net present value savings over the term of the Transition Bonds and greater rate reductions than would be required to recover the recoverable stranded costs if Transition Bonds were not issued. Petitioner states that the actual net present value savings and rate reductions resulting from the Transition Bond Transaction will depend upon the actual amount of Transition Bonds issued, market conditions at the time of the pricing of the Transition Bonds (and any hedging arrangement), and the actual amount of Bondable Stranded Costs. The structure, pricing, terms and conditions of the Transition Bonds (and any hedging arrangement) will be subject to approval by the Designee pursuant to the delegation of authority in this Financing Order. In its Issuance Advice Letter filed with the Board following the pricing of the Transition Bonds, the Petitioner will present a calculation of the expected net present value savings and rate reductions resulting from issuance of the Transition Bonds using the methodology described in the September 2, 1999 Letter and based upon the findings in the Restructuring Order and the rate reductions prescribed in the Act.

4.    USE OF PROCEEDS

      The Petitioner states that the proceeds, net of underwriting discount, from the sale of Transition Bonds will be remitted to Petitioner in consideration of Petitioner's sale of Bondable Transition Property. In accordance with Section 14 of the Act, Petitioner will use such proceeds, after payment of Upfront Transaction Costs, to reduce its $2.4 billion net of tax bondable stranded costs through the retirement of debt or equity, or both (including transactions completed after the date of this Order).

5.    RATEPAYER ADVOCATE'S COMMENTS

      As noted in the procedural history set forth hereinabove, by letter memorandum dated August 11, 1999, the Ratepayer Advocate ("Advocate") filed comments in response to Petitioner's filing in this matter. The Advocate's primary argument was that evidentiary hearings were required given the nature of the issues in dispute in this matter. At its public meeting dated August 24, 1999, memorialized by Board Order dated September 17, 1999, the Board ruled that it would not be necessary to hold evidentiary hearings with regard to the issues raised by the Advocate's memorandum except that it held two issues, issues XI and XII, in abeyance until further review. The Board also referred to correspondence of Petitioner dated August 24, 1999 setting forth proposals for resolving issues IX and X. The Board determined that no hearings were necessary with regard to issues IX and X and indicated it anticipated that the Petitioner's proposals with regard to these issues would adequately address the Ratepayer Advocate's concerns. We note that the Ratepayer Advocate has submitted no further correspondence with regard to Petitioner's proposals on issues IX and X, nor any other comments with regard to the Restructuring Order.

      1. The Advocate argues in issue IX of its memorandum that Petitioner's proposal does not adequately take account of interest earned (the "float") by Petitioner on monies held between the time Petitioner receives customer payments and the time it remits said payments to the SPE, and that the failure to flow this interest back to customers is contrary to the Act's mandate calling for the lowest possible Transition Bond Charges with all savings passed along to customers. The Advocate also argues that given the lack of certainty as to when Petitioner will file its next rate case, it is not a solution to wait until Petitioner files a base rate case. The Advocate concludes that the Board should order that Petitioner flow back to ratepayers the benefit of the float accruing between the dates Petitioner collects the Transition Bond Charges and related MTC-Tax and the date the money collected is remitted to the SPE.

      As noted above, by letter dated August 24, 1999, Petitioner filed with the Board an alternative proposal regarding how it will handle the above referenced float. This proposal is set forth in Point IX of Attachment A to Petitioner's August 24, 1999 letter, and is as follows:

            The Company is directed to file, as part of its required Unbundling Filing of August 1, 2002, data showing the impact of the timing of customer payments of transition bond charges to PSE&G versus payments by PSE&G as Servicer to the transition bond trustee. This data shall include a calculation of customer daily remittances, timing of remittances to the bond trustee and the short-term interest rate then applicable to determine the amount of "float" income earned by PSE&G in its capacity as Servicer. If the Board determines in its review of this filing, that PSE&G retained revenue over and above its servicing fee, it may calculate such retained revenue, and impute interest thereon, in determining fair and reasonable rates going forward from the date of its review. [Attachment A to Petitioner's letter filed August 24, 1999]

      After review, the Board FINDS that the foregoing proposal is a reasonable resolution of issue IX of the Advocate's memorandum. Allowance for consideration of the impact of the float on rates in the unbundling filing of August 1, 2002 provides a reasonable means of examining any rate treatment which may be appropriate because of the float.

      2. The Advocate argues in issue X of its memorandum that Petitioner's proposal to include in transaction costs the recovery of accrued interest on redeemed debt and accrued dividends on redeemed preferred equity amounts to a double recovery for Petitioner because ratepayers are already fully compensating investors through current base rates. The Advocate concludes that the Board should state in its Order that accrued interest and dividends are costs that Petitioner has already collected in base rates, and that these costs should be excluded from transaction costs.

      Point X of Attachment A of Petitioner's August 24, 1999 letter filing contains Petitioner's proposed resolution of issue X, which states as follows:

            As reflected in the Company's Reply of August 13, 1999 to Point X of the Ratepayer Advocate's Memorandum of August 11, 1999, accrued interest on bonds and accrued dividends on preferred securities will be calculated from the time transition bonds are issued until the time the related bonds/preferred stock is retired/redeemed. Only this amount of accrued interest and dividends will be included in the estimated $125 million of transaction costs to be recovered through the transition bond issuance. If the Company's transaction costs are below $125 million in the aggregate, the excess will be applied as a reduction of the Company's SBC deferred balance.

            [Attachment A to Petitioner's letter filed August 24, 1999]

      After review, the Board finds that the above proposal provides a reasonable resolution of issue X of the Advocate's Memorandum. As of the date of the issuance of the Transition Bonds the accrued interest and preferred dividends will no longer effectively be recovered in base rates. Therefore, any charge to customers as of and after the issuance of the Transition Bonds will not constitute a double charge.

      3. Issue XI of the Advocate's Memorandum concerns the estimated lag caused by a delay in the collection of revenues and the associated over billing to correct for this lag. The Advocate argues that Petitioner's treatment of this lag is costly to ratepayers because the lag in the first year is assumed to exist for 15 years and the over billing is therefore amortized accordingly. In support of this argument, the Advocate argues that because current revenues are already sufficiently high to cover the cost of Petitioner's assets and are, therefore, already provided for in rates, Petitioner's over collection associated with the lag is in fact a double charge to customers. The Advocate suggests that the solution to the perceived lag is to eliminate the over billing and include an adjustment through Petitioner's first year true-up mechanism.

      In its Reply to the Advocate's Memorandum, dated August 13, 1999, Petitioner argues that the bankruptcy remote requirements of securitization demand that sufficient cash be available from the Transition Bond Charges to service the debt for the full term of the Transition Bonds. Therefore, cash flow is important and must be sufficient to cover collection lags and uncollectables. Petitioner also argues that while it is less apparent in the years following the first year, collection lags continue for the term of the bonds. With regard to the Advocate's proposed solution to require Petitioner to include an adjustment for the recovery of the collection lag in the true-up mechanism, Petitioner argues that such an approach would put stress on the AAA rating on the Transition Bonds because the initial charge would not be established at a level sufficient to service the Transition Bonds without first utilizing the true-up mechanism. Petitioner also argues that the Advocate's proposal does not really solve the problem because the true-up mechanism would increase the customer charge in a similar fashion to that proposed by Petitioner.

      As a preliminary matter, it appears after a review of the arguments set forth above and an examination of the record regarding the billing lag issue, that an evidentiary hearing is not necessary for the Board to rule on this issue. It is clear from the record and from the arguments presented that there is indeed a billing lag for the term of the Transition Bonds which must be covered by revenues sufficient to service the Transition Bonds. See, Section 15(b) of the Act,. The only remaining issue is how best to account for the lag in customer payments through the Transition Bond Charges and related charges. Because Petitioner's proposal adequately accounts for the lag through the Transition Bond Charge calculation shown in Attachment A-2 to the Petition and through Petitioner's agreement to credit any overcollected Transition Bond Charges to its customers, with the added benefit of fully funding the Transition Bonds, the Board FINDS Petitioner's approach to be reasonable.

      4. With regard to issue XII, the Advocate argues that Petitioner has not provided back-up documentation to support a servicing fee of 0.05% for collecting the Transition Bond Charges payments from customers and transmitting same to the SPE. The Advocate also argues that while it may be true that it would cost considerably more for an outside entity to do the servicing, the cost to Petitioner is only an incremental service without the need for a newly created billing and collection procedure. The Advocate concludes that the servicing fee must be demonstrated and justified and that the Board should at least cap the servicing fee at no more than 0.05% for the first year, with a review of the fee a year from the beginning date of the collection of the Transition Bond Charges.

      Petitioner argues in its August 13,1999 Reply that the 0.05% servicing fee represents Petitioner's best estimate of the costs to bill, collect, account for and remit to the SPE, along with the cost to make the various changes to the accounting system and produce various reports for the trustee, bondholders, rating agencies and the Board.

      Petitioner also argues that the servicing fee has been calculated on an arms length basis to protect the bankruptcy remote nature of the transaction. Petitioner asserts that the fee is also one of the lowest fees used by other utilities that are presently servicing securitization requirements. Finally, Petitioner notes that the servicing will be adjusted in its next electric base rate proceeding.

      After review, the Board FINDS that the proposed servicing fee of 0.05% is as low as any servicing fee charged by any other utility in the nation in connection with a securitization of comparable size and complexity and is, therefore, reasonable. Moreover, the Board will review in Petitioner's next electric base rate proceeding such servicing compensation to assure that the servicing fee is market-based and provides a reasonable return.

6.    FINDINGS WITH RESPECT TO PETITION

      Based on the record of proceedings in this matter and those related to the Restructuring Order, the Petition and the provisions of the Act and the Restructuring Order, the Board HEREBY FINDS:

      Recovery of Costs

      1. As approved by the Board in BPU Docket Nos. EO97070461, EO97070462 and EO97070463 (which approval constitutes the "Restructuring Order"), Petitioner is authorized to recover up to $2.940 billion net of tax stranded costs.

      2. Petitioner's net of tax stranded costs to be securitized approved in the Restructuring Order are $2.4 billion plus an additional amount of up to $125 million for transaction costs are recoverable through the Transition Bond Charge. In addition, the Restructuring Order permits the recovery of the Federal Income and State Corporate Business taxes related to securitization (i.e., the MTC-Tax Component), which are reflected in the grossed-up revenue requirement number associated with the $2.4 billion in net of tax stranded costs.

      3. The Petitioner's Bondable Stranded Costs include: (1) the Capital Reduction Costs, (2) the Upfront Transaction Costs and (3) the Ongoing Transition Bond Costs..

      Mitigation

      4. In the Restructuring Order the Board found, in accordance with
Section 14(b)(1) of the Act, that Petitioner has taken reasonable measures to date, and has the appropriate incentives or plans in place to take reasonable measures, to mitigate the total amount of its stranded costs.

      Necessity of Securitization

      5. In the Restructuring Order the Board found, in accordance with
Section 14(b)(2) of the Act, that Petitioner will not be able to achieve the level of rate reduction deemed by the Board to be necessary and appropriate pursuant to the provisions of Sections 4 and 13 of the Act absent the issuance of the Transition Bonds.

      Tangible Benefits

      6. In accordance with Section 14(b)(3) of the Act, so long as the weighted average yield on the Transition Bonds is less than 9.0%, the issuance of such Transition Bonds will provide tangible and quantifiable benefits to ratepayers, including greater rate reductions than would have been achieved absent the issuance of Transition Bonds and net present value savings over the term of the Transition Bonds. Petitioner has advised the BPU Staff that it will exercise its best efforts to achieve an effective weighted average yield on the Transition Bonds significantly less than 9.0%.

      7. The methodology used, including an after-tax return of 8.42% as determined in Petitioner's most recent rate case, to calculate expected net present value savings as described in Appendix H hereof is reasonable.

      8. A substantially level per kilowatt-hour charge will permit Petitioner to achieve appropriate rate reductions and will increase net present value savings to ratepayers over the life of the Transition Bonds when compared to a substantially level annual charge. The formula used to calculate the initial Transition Bond Charge and the periodic adjustments thereto as described in Exhibit A (Attachments A-2 and A-3) of the Petition as filed, as well as the modifications to illustrate the application of the provisions of Section2(e) in the event a hedging arrangement were to be entered into prior to pricing the Transition Bonds and interest rates and/or the Transition Bond spread were to subsequently decline, are reasonable and adherence thereto will provide assurance that Customers will pay the lowest Transition Bond Charges consistent with market conditions and the terms of this Financing Order, in compliance with Section 14(b)(4) of the Act. The standard for the Board to use in making periodic adjustments of the Transition Bond Charge final is the absence of a manifest error (i.e., an arithmetic error evident on the face of the filing) in the application of the Transition Bond Charge adjustment formula, which standard the Board finds consistent with Section 15 of the Act and the achievement of the lowest possible interest cost on the Transition Bonds. The estimate of the initial Transition Bond Charge, determined in accordance with either Appendix H or Appendix I, attached hereto, is reasonable. The request of the Servicer to make non-routine adjustments of the Transition Bond Charge formula as described in paragraph 2(g) of this Financing Order is reasonable.

      Structuring and Pricing; Hedging Arrangements

      9. The procedures established in this Financing Order relating to the final approval of the structuring and pricing of the Transition Bonds (including any hedging arrangements priced at the time of the pricing of the Transition Bonds) assure that, in accordance with Section 14(b)(4) of the Act, Petitioner's customers pay the lowest Transition Bond Charges consistent with market conditions and the terms of this Financing Order. As authorized herein by the Board and in full satisfaction of the requirements of Sections 14(b)(4) and 15(a)(3) of the Act, the structuring and pricing of the Transition Bonds (including any such hedging arrangement) will be conclusively deemed to satisfy the requirements of Section 14(b)(4), and the terms and conditions of the Transition Bond financing shall be conclusively approved if so certified by the Designee upon the pricing of the Transition Bonds and any such hedging arrangement.

      10. The procedures proposed by the Petitioner, as set forth in
Section 2(e) hereof, for the execution of a hedging arrangement prior to the pricing of the Transition Bonds are reasonable and consistent with the Act.

      11. The formation of the SPE by Petitioner, the capitalization of the SPE by Petitioner, the sale by Petitioner to the SPE of its Bondable Transition Property, the providing of overcollateralization as described herein and as approved in the Designee Certification, and the entering into a servicing agreement, an administration agreement, a sale agreement, other agreements and transactions by Petitioner and the SPE substantially as described in the Petition and the SEC Filing and the hedging arrangements as described herein and in Appendix E herein are reasonable and necessary.

      12. The methodology for the remittance of Transition Bond Charges as described in Exhibit C of the Petition will satisfy the requirements of
Section 14 of the Act and is a reasonable means of undertaking the remittance of these charges.

      13. The conditions to the resignation or replacement of the Petitioner as Servicer as described in the Petition are reasonable.

      14. The Transition Bond Charge and MTC-Tax billing, collection and remittance procedures imposed upon any TPS as set forth in the Petition are reasonable.

      15. Capital Reduction Costs, which do not include interest or preferred dividends accrued prior to the date of the issuance of the Transition Bonds, and the Upfront Transaction Costs, not to exceed $125 million in the aggregate, are reasonable.

      16. The recovery of Ongoing Transition Bond Costs, including recovery of amounts owed under any hedging arrangement, as previously described herein is reasonable and consistent with the Act.

      17. The scheduled amortization upon issuance for the Transition Bonds being up to 15 years and the stated maturity of the Transition Bonds being up to two additional years following the scheduled amortization are reasonable and permitted under the Act.

      18. The issuance of series and classes of Transition Bonds by the SPE in an aggregate principal amount not to exceed $2.525 billion is reasonable and consistent with the Act and the Restructuring Order. The Financial Advisor, has advised the Board that, in its opinion, the negotiated sale of the Transition Bonds should be expected to provide a lower cost of funds than a competitive sale. Therefore, the negotiation of the sale of the Transition Bonds with Lehman Brothers on behalf of a group of underwriters is reasonable and serves the public interest.

      19. The True-Up Mechanism to obtain adjustments to the Transition Bond Charge and the MTC-Tax described hereinabove and set forth in Appendix I hereof is reasonable.

      Use of Proceeds

      20. Petitioner's proposed application of the proceeds of the Transition Bonds as described in Petitioner's Quarterly Report to the SEC on Form 10-Q for the Quarter Ended June 30, 1999 is reasonable and consistent with the Act.

      Regulatory Compliance

      21. In light of the specific provisions of the Act governing the Transition Bond Transaction, Petitioner's petition is found to comply with N.J.A.C. 14:1-5.6 and -5.9, to the extent either might be deemed applicable.

      22. Petitioner's undertaking with respect to amortization of discount, if any, on the Transition Bonds complies with N.J.A.C. 14:1-5.9A.

      Periodic Adjustment of the MTC-Tax

      23. The MTC-Tax should be subject to mandatory periodic adjustment at the same time and in substantially the same manner as adjustments to the Transition Bond Charges; provided, however, the Petitioner makes reasonable efforts to utilize any and all deductions to taxable income for which it may be eligible with respect to the securitization transaction, now or in the future, whether or not such deductions are contained in the formula presented by Petitioner in its Petition, so that the MTC-Tax Component does not result in the over-recovery or under-recovery of taxes to the Petitioner. The Board further finds that if a final determination is made related to the amortization of Investment Tax Credits, as described on Pages 112, 113 and 125 of the Restructuring Order, or if the amounts received for overcollateralization are prospectively determined by the Internal Revenue Service ("IRS") to be deductible, such formula shall be modified by Petitioner to incorporate any such determination.

7.    ORDERS

      Based on the foregoing, the record of proceedings on the Petition (including the incorporation of discovery requests and responses thereto, as requested by Petitioner in its Reply to the Advocate's Memorandum), and the provisions of the Act and the Restructuring Order, the Board HEREBY
ORDERS:

      1. The Petition for this Financing Order pursuant to Section 14 of the Act is approved subject to the terms and conditions stated herein.

      2. In addition to Petitioner's Bondable Stranded Costs approved in part by the Board in the Restructuring Order, the Board hereby authorizes recovery of restructuring related costs consisting of: (1) the Capital Reduction Costs, (2) the Upfront Transaction Costs and (3) the Ongoing Transition Bond Costs, and hereby approves the formula for the calculation and adjustment of the Transition Bond Charge and the MTC-Tax Component. in accordance with the Board's Findings herein.

      Bondable Transition Property and Transition Bond Charges

      3. The issuance of Transition Bonds by the SPE up to a maximum of $2.525 billion and the sale by the Petitioner of the Bondable Transition Property to the SPE are authorized.

      4. The Transition Bond Charges will be assessed against all existing and future electric customers of Petitioner or any successor within the service area of Petitioner at the date of the Petition, except as provided in Section 28 of the Act, and will apply equally to each customer of Petitioner, regardless of class, based on the amount of electricity delivered to the customer (whether purchased from the Petitioner or a TPS) through the transmission and distribution system of Petitioner or any successor electric public utility who may take over all or a portion of the Petitioner's service area.

      5. Transition Bond Charges will be set at a level sufficient to recover the Total Payment Requirements. The Transition Bond Charge and the MTC -Tax will remain in effect until the SPE, as owner of the Bondable Transition Property, has received Transition Bond Charges sufficient to recover the Total Payment Requirements and the MTC-Tax Component.

      6. Pursuant to the Act, there is created and established for the benefit of Petitioner (or any assignee in accordance herewith) Bondable Transition Property consisting of the irrevocable right to charge, collect and receive, and be paid from collections of, the Transition Bond Charges in the amount necessary to meet the Total Payment Requirements, all rights of Petitioner to the Bondable Transition Property under this Order with respect to the Transition Bond Charges including without limitation all rights to obtain periodic adjustments of the Transition Bond Charges pursuant to Section 15 of the Act, and all revenues, collections, payments, money and proceeds arising under, or with respect to, all of the foregoing.

      7. Pursuant to Section 16 of the Act, neither the Board nor any other governmental entity will have the authority, directly or indirectly, legally or equitably, to rescind, alter, repeal, modify or amend this Financing Order, to revalue, re-evaluate or revise the amount of Bondable Stranded Costs, to determine that the Transition Bond Charges or the revenues required to recover Bondable Stranded Costs are unjust or unreasonable, or in any way to reduce or impair the value of the Bondable Transition Property, nor shall the amount of revenues arising with respect thereto be subject to reduction, impairment, postponement or termination, provided, however, that nothing in this Financing Order will preclude adjustments of the Transition Bond Charges or the MTC-Tax in accordance with the provisions hereof and of Section 15 of the Act.

      8. Pursuant to Section 16 of the Act, and notwithstanding any other provision of law, this Financing Order and the Transition Bond Charges authorized herein will become irrevocable upon the issuance of this Financing Order and its becoming effective pursuant to Section 19 of the Act. This Financing Order, the Transition Bond Charges and the Bondable Transition Property will constitute a vested, presently existing property right upon the transfer to an assignee and receipt of consideration for such Bondable Transition Property.

      9. Pursuant to Section 15 of the Act, until the Total Payment Requirements have been fully satisfied, this Financing Order and the authority to meter, charge, collect and receive the Transition Bond Charges and the MTC-Tax will remain in effect and Petitioner shall be obligated to provide electricity to its customers and will have the right to meter, charge, collect and receive the Transition Bond Charges, which rights and obligations may be assignable solely within the discretion of Petitioner.

      Sale, Pledge and Assignment Of Transition Property

      10. In accordance with the Act and as described in the Petition, Petitioner is authorized to sell, pledge or assign any or all of its interest in Bondable Transition Property that arises from this Financing Order directly, or indirectly through an assignee, to the SPE. The SPE is authorized to acquire the Bondable Transition Property and is approved and designated as a "financing entity" (as defined in Section 3 of the Act) for such purpose, and for the purpose of issuing Transition Bonds and pledging the Bondable Transition Property to the payment of the Transition Bonds.

      11. The SPE will pay the purchase price of the Bondable Transition Property equal to the net proceeds from the issuance of the Transition Bonds directly or indirectly to Petitioner, to be applied substantially as described in the Petitioner's Second Quarter 10-Q dated August 16, 1999 and as set forth in ordering paragraph 36 of this Financing Order.

      12. Upon the sale by Petitioner of the Bondable Transition Property to the SPE as described in this Financing Order, the SPE will have all of the rights originally held by Petitioner with respect to the Bondable Transition Property, including, without limitation, the right to exercise any and all rights and remedies, including the right to direct the Petitioner or any successor electric public utility to shut-off electric power to the extent permitted by law and any applicable regulations, and to assess and collect any amounts payable by any customer in respect of such Bondable Transition Property, notwithstanding any objection or direction to the contrary by the Servicer.

      13. Upon the sale by Petitioner of Bondable Transition Property to the SPE, Petitioner or any successor Servicer will not be entitled to recover the Transition Bond Charges other than for the benefit of the holders of Transition Bonds in accordance with Petitioner's duties as Servicer of such Bondable Transition Property as authorized in this Financing Order.

      Transition Bonds

      14. The scheduled amortization upon issuance of the Transition Bonds will be up to 15 years, and the stated maturity will be up to two additional years. The Transition Bonds may be issued in series and classes with different terms. Debt service on the Transition Bonds shall be scheduled upon issuance so that the sum, for each annual period, of (i) the Periodic Payment Requirements and (ii) the associated MTC-Tax will result in a substantially equal per kilowatt-hour (kwh) charge. One or more classes of Transition Bonds may be issued as variable rate instruments, the interest on which is fixed or hedged in accordance with the terms of a hedging arrangement consistent with this Financing Order. In addition, Petitioner may, at any time after the issuance of this Financing Order, request that the Designee authorize a hedging arrangement as described in paragraph 2(e) herein to reduce interest rate risk

      15. The amount of Transition Bonds to be issued (not to exceed $2.525 billion) is approved as described herein. The final structure, pricing, terms and conditions of the Transition Bonds (including any hedging arrangement described in paragraph 2(e)) will, to the extent consistent with the provisions of this Financing Order, be determined by Petitioner and approved by the Board or its Designee pursuant to his delegation of authority from the Board, pursuant to Sections 14(b)(4) and 15(a)(3) of the Act, at the time Transition Bonds are priced and/or any such hedging arrangement is entered into. The Designee may rely conclusively on the finding of the tangible and quantifiable benefits of securitization in
Section 6 of Paragraph 6 hereof, as required by Section 14(b)(3) of the Act, upon the advice of the Board's Financial Advisor and upon information provided to the Designee by Petitioner to support any Designee Certification. Any Designee Certification shall be substantially in the Form of Appendix A hereto, shall constitute a part of this Financing Order, shall constitute a full and complete record of the determinations and approvals made therein and full satisfaction of the requirements of Sections 14(b)(4) and 15(a)(3) of the Act, and shall be final and uncontestable as of its date.

      16. The issuance and sale of the Transition Bonds through negotiation with underwriters is approved.

      Recovery of Bondable Stranded Costs

      17. In accordance with Section 20 of the Act, Transition Bonds will be recourse only to the credit and assets of the SPE. Investment income earned on the trust accounts held by the Bond Trustee may be used to satisfy current scheduled interest and principal payments on the Transition Bonds and related expenses and to replenish the SPE's equity and the scheduled overcollateralization amount. Investment income in the capital account not used currently for this purpose will be released to the SPE. Any earnings in excess of amounts required to be held in such trust accounts (other than the capital account) will reduce the Transition Bond Charge annually through the True-up Mechanism.

      18. The Capital Reduction Costs and Upfront Transaction Costs (including hedging costs permitted to be securitized as described in Section 2(e) hereof) up to $125 million in the aggregate are authorized to be recovered through the issuance of Transition Bonds.

      19. The Ongoing Transition Bond Costs, including recovery of amounts owed under any hedging arrangement which are not securitized, as described herein are authorized to be recovered through the Transition Bond Charge. Provided, however, that the amounts owed to the Petitioner by the SPE under any hedging arrangements shall bear interest at the weighted average yield on the Transition Bonds and shall amortize on a pro rata basis with the amount of the Transition Bonds.

      Reports

      20. The Designee will make his determinations and approvals of the pricing of the Transition Bonds and/or any hedging arrangement described in paragraph 2(e) herein, upon receipt from the Petitioner of the Pricing Advice Certificate(s) substantially in the form of Appendix D hereto. Within two business days after the pricing of the Transition Bonds, the Designee shall file with the Secretary of the Board a Designee Certification(s) substantially in the form of Appendix A hereto. As provided in ordering paragraph 15 of this Financing Order, any Designee Certification will be final and uncontestable as of its date and will represent final approval, pursuant to Sections 14(b)(4) and 15(a)(3) of the Act, of the structure, pricing, terms and conditions of the Transition Bonds and/or any such hedging arrangement. No delay or error in such filing will affect the validity of this Financing Order, the Bondable Transition Property or the Transition Bonds.

      21. Pursuant to Section 15 of the Act, not later than five business days after issuance and sale of the Transition Bonds, Petitioner will notify the Secretary of the Board, in an Issuance Advice Letter substantially in the form of Appendix B hereto, of the initial Transition Bond Charge and MTC-Tax (which are hereby approved), the expected amortization schedule approved in the Designee Certification and related matters. The Issuance Advice Letter will be automatically effective upon filing with the Secretary of the Board. No delay or error in such filing will affect the validity of this Financing Order, the Bondable Transition Property or the Transition Bonds. Upon the filing of the Issuance Advice Letter, Petitioner will implement the rate reduction determined using the methodology set forth in Appendix H (Attachment 2), as required by Section 4(i) of the Act.

      Servicing of Transition Bonds

      22. Petitioner, as Servicer, is authorized to enter into a servicing agreement, substantially as described in the SEC Filing, with the SPE pursuant to which Petitioner agrees to continue to operate its distribution system to provide service to its customers, to impose, charge, collect and receive Transition Bond Charges with respect to Bondable Transition Property for the benefit and account of such SPE or its assigns, and to account for and remit these amounts to or for the account of such SPE or its assigns in the manner described in Exhibit C of the Petition.

      23. Each customer's bill will contain in text or in a footnote that a portion of the monthly charge represents Bondable Transition Property being collected on behalf of the SPE as owner of the Bondable Transition Property.

      24. Collections from each customer will be applied first to sales taxes (which Petitioner will collect as trustee for the State and not for its own account or that of the SPE, and which are not "charges" for purposes of the following allocations), then to charges in arrears, if any, and then to current charges. With respect to each billing period, partial payments of charges will be deemed to constitute the Transition Bond Charge, the MTC-Tax and the Petitioner's other charges, pro rata, based on the proportions that the Transition Bond Charge, the MTC-Tax and the Petitioner's other charges bear to the total of such charges. Partial payments of Transition Bond Charges will be allocated to the owners of Bondable Transition Property, pro rata, based on the proportions that the Transition Bond Charge representing the Bondable Transition Property and any transition bond charges established pursuant to other subsequent financing orders bear to the total transition bond charges.

      25. Pursuant to Section 22 of the Act, in the event of a default by a Servicer under any Servicing Agreement with respect to Transition Bonds, upon application of the SPE or the Bond Trustee, the Board will designate a successor Servicer for the Bondable Transition Property, who will promptly assume billing and collection responsibilities for Transition Bond Charges and the MTC-Tax. The Board will act on an expedited basis to designate within 30 days such successor Servicer. Such successor Servicer will assume all rights and obligations of the initial Servicer.

      26. The Board will only permit any successor Servicer to replace Petitioner as Servicer in any of its servicing functions with respect to the Transition Bond Charges and the Bondable Transition Property authorized by this Financing Order upon determining that approving or requiring such successor Servicer will not cause the then current credit ratings on Transition Bonds to be withdrawn or downgraded.

      27. Any TPS that proposes to collect Transition Bond Charges or the MTC-Tax must (i) meet the creditworthiness criteria to be established by the Board, and at a minimum, the criteria set forth and approved below in this Financing Order; and (ii) comply with the billing, collection and remittance procedures and information access requirements set forth below.

      28. The Board will only authorize a TPS to bill and collect the Transition Bond Charge or the MTC-Tax for remittance to the Servicer or the Petitioner respectively, if (i) such TPS agrees to remit the full amount of all charges it bills to customers for services provided by the Petitioner or any successor electric public utility, together with Transition Bond Charges and the MTC-Tax, regardless of whether payments are received from such customers, within 15 days of Petitioner's or the Servicer's bill for such charges, (ii) such TPS will provide the Servicer with total monthly kwh usage information for each customer in a timely manner for the Servicer to fulfill its obligations, as such information is the basis of such remittance, and (iii) the Servicer will be entitled, within seven days after a default by the TPS in remitting any charges payable to the Petitioner, together with Transition Bond Charges and the MTC-Tax, to assume responsibility for billing all charges for services provided by Petitioner or any successor electric public utility, including the Transition Bond Charges and the MTC-Tax, or to transfer responsibility to a qualifying third party. In addition, if and so long as such TPS does not maintain at least a 'BBB' (or the equivalent) long term unsecured credit rating from Moody's Investors Service or Standard & Poor's Rating Services, such TPS shall maintain, with the Servicer or as directed by the Servicer, a cash deposit or comparable security equal to two months' maximum estimated collections of all charges payable to the Servicer, including the Transition Bond Charges and the MTC-Tax, as reasonably estimated by Petitioner (or any such successor electric public utility or by the Servicer). In the event of a default in the remittance of any such charges by a TPS, any shortfall in Transition Bond Charge or MTC-Tax collections will be included in the periodic adjustment of the Transition Bond Charge and the MTC-Tax as described herein.

      29. Customers will continue to be responsible for payment to the Servicer of the Transition Bond Charge and the MTC-Tax billed by a TPS, to the extent such customer has not paid Transition Bond Charges or MTC-Tax billed to it. In the event of a failure of any customer to pay the Transition Bond Charge or MTC-Tax, the Petitioner is authorized to shut-off power, or a successor Servicer is authorized to direct the electric public utility to shut-off power, to such customer in accordance with law.

      30. The Servicer will be entitled to an annual servicing fee equal to .05% of the initial balance of the Transition Bonds (the "Servicing Fee").
The Board approves the Servicing Fee as described herein. The Board also approves a higher annual Servicing Fee of any successor Servicer of up to
1.25 % of the initial principal balance of the Transition Bonds.

      The Transition Bond Charge : Establishment and Adjustment

      31. The formula used to calculate the Transition Bond Charge and to periodically adjust the Transition Bond Charge, as described in Appendix I hereof, is approved.

      32. Pursuant to Section 15 of the Act, the initial Transition Bond Charge and MTC-Tax will be filed with the Secretary of the Board in the Issuance Advice Letter and will be effective upon such filing, to be adjusted up or down, as necessary, by the True-Up Mechanism.

      33. In accordance with Section 15 of the Act, the Servicer, on behalf of Petitioner and the pledgees or transferees of the Bondable Transition Property, is authorized to file with the Secretary of the Board periodic formula-based Transition Bond Charge adjustments, at least annually but not more frequently than quarterly, to the extent necessary to ensure the full and timely recovery of an amount equal to the Periodic Payment Requirements. Each such adjustment shall be formula-based, shall be in the amount required to ensure receipt of revenues sufficient to provide for the full and timely recovery of Bondable Stranded Costs, including, without limitation, the timely payment of principal of, and interest and acquisition or redemption premium on, the Transition Bonds issued to finance such Bondable Stranded Costs. The periodic adjustments will be filed in substantially the form attached to this Financing Order as Appendix C.

      34. Each periodic adjustment of the Transition Bond Charges will become effective 30 days after filing with the Secretary of the Board, absent a determination by the Board of manifest error (i.e., an arithmetic error evident on the face of the filing) in the application of the formula approved herein. Petitioner will propose such adjustments in a filing with the Secretary of the Board at least 30 days in advance of the date upon which it is requested to be effective. The proposed adjustment will become effective on an interim basis on such date and, in the absence of a Board order to the contrary correcting such manifest error, will become final 60 days after the filing.

      35. If necessary to ensure the timely recovery of the Periodic Payment Requirements and the MTC-Tax, the Board will approve adjustments to the methodology as proposed by Petitioner in "non-routine" true-up filings as discussed hereinabove.

      Use Of Transition Bond Proceeds

      36. Petitioner will use the proceeds of the Transition Bonds, net of transaction costs and any costs of credit enhancement for the Transition Bonds paid from the proceeds, to reduce its Bondable Stranded Costs through the retirement of Petitioner's debt or equity, or both (including transactions completed after the date of this Order.). Petitioner is authorized to apply the proceeds to retire debt, equity or both, substantially as set forth in Petitioner's Second Quarter 10-Q filed with the SEC, and to pay any accrued interest and accrued preferred dividends from the date of issuance of the Transition Bonds to the date of retirement, and to pay any premium, unamortized discounts and other fees, costs and charges associated with such retirement. No failure to apply the proceeds in accordance with the Restructuring Order or this Financing Order shall affect the sale of the Bondable Transition Property or the right to collect the Transition Bond Charges.

      Approval of Servicing Agreement, Administration Agreement, Sale Agreement, Hedging Arrangement, if any, and Other Agreements or
Transactions

      37. Petitioner's entering into a servicing agreement, an administration agreement, a sale agreement, any hedging arrangement and other Transition Bond Transaction documents with the SPE consistent with the terms of this Order and/or substantially as described in the SEC Filing and such other related transaction documents and other dealings between Petitioner and the SPE as contemplated therein and herein are authorized.

      Accounting for Certain Benefits

      38. Pursuant to Section 15 of the Act, any amount of the Transition Bond Charges held by the Bond Trustee in excess of those amounts necessary to fully recover the Periodic Payment Requirements will be applied as a credit to reduce Transition Bond Charges through the True-Up mechanism, as described in the Petition, except that if more than one issue of Transition Bonds is sold, all such requirements with respect to such Transition Bonds will be aggregated for purposes of determining whether or not the total transition bond charges collected exceed the total of such requirements for all such Transition Bonds.

      39. Upon retirement of all outstanding Transition Bonds and any related Ongoing Transition Bond Costs, any remaining amounts held by the Bond Trustee will be released to the SPE. Petitioner's equity in the SPE may be distributed to Petitioner. Petitioner will credit an amount equal to any remaining Transition Bond Charges, less any amount of any unpaid MTC-Tax charges and any amount that was withdrawn and not replenished to the SPE's equity, to its electric customers against its distribution charges. Any overcollected MTC-Tax charges shall also be credited to Petitioner's electric customers against Petitioner's distribution charges.

      40. Not more than nine months following issuance of the Transition Bonds, the Petitioner will file with the Board a reconciliation statement for Upfront Transaction Costs and Capital Reduction Costs. If the sum of Upfront Transaction Costs and Capital Reduction Costs exceeds $125 million, such excess shall be eligible for recovery in a subsequent proceeding. If the sum of Upfront Transaction Costs (plus any hedging costs associated with any hedging arrangements entered into prior to the pricing of Transition Bonds) and Capital Reduction Costs is less than $125 million, such difference shall be credited against the Petitioner's Societal Benefits Charge to the benefit of ratepayers. Prior to being expended for their intended purpose, earnings on proceeds from the Transition Bonds issued to pay transaction costs (Capital Reduction and Upfront Transaction Costs (plus any hedging costs associated with any hedging arrangements entered into prior to the pricing of Transition Bonds)) shall be credited to the beginning balance of deferred costs associated with Petitioner's Societal Benefits Charge, and bear interest at the rate applicable to such balance as set forth in Ordering Paragraph 6 on page 116 of the Restructuring Order. The failure to file such statement or any delay in filing the same or making such credits shall not affect the validity of this Financing Order, the Bondable Transition Property or the Transition Bonds.

      Records

      41. Pursuant to Section 21 of the Act, the Petitioner or another Servicer on its behalf will maintain or cause to be maintained records of Transition Bond Charges and associated MTC-Tax collections which have been assessed and collected by Petitioner, as Servicer, under this Financing Order and the Restructuring Order respectively. Such records, and any records of a financing entity, will be made available by Petitioner for inspection and examination within a reasonable time upon demand therefor by the Board or the related financing entity.

      MTC-Tax Adjustments

      42. Pursuant to the Restructuring Order and this Order, Petitioner is authorized to file with the Board proposals for mandatory periodic adjustments of the MTC-Tax authorized by the Board in the Restructuring Order. Such adjustments shall be formula-based and shall initially be based on the formula attached hereto as Appendix I and is hereby approved. Such adjustments shall be made substantially in the same manner and at the same time as the True-Up Mechanism for the Transition Bond Charges in order to insure receipt of revenues sufficient to recover the MTC-Tax Component. Unless the Petitioner or the Board proposes an adjustment to the formula used to calculate the MTC-Tax, any proposed adjustment to the MTC-Tax will become effective 30 days after filing absent manifest error and, in the absence of a Board Order to the contrary, will become final 60 days after filing. The initial amount of the MTC-Tax will be filed with the Board as part of the Issuance Advice Letter and become effective upon such filing in the same manner and at the same time as the related initial Transition Bond Charge. The periodic adjustments will be filed in substantially the form attached to this Financing Order as Appendix C.

      43. It is the express intention of the Board that the Petitioner shall not overrecover or underrecover the MTC-Tax Component. Accordingly, Petitioner shall adjust the formula used to calculate the MTC-Tax to reflect changes in federal income tax or State corporate business tax rates and any other changes to the application or interpretation of such laws, provided such changes are either "generic" (affect all taxpayers such as a prospective change in the tax rate) or are securitization-related. The latter changes would, for example, include the amortization of Investment Tax Credits, as described on pages 112, 113 and 125 of the Restructuring Order, or the deductibility of the amounts received for overcollateralization in the event that such payments are prospectively determined by the IRS to not constitute taxable income as a result of an IRS letter or other ruling to that effect.

      Any proposed adjustment to the formula by the Petitioner shall be submitted to the Secretary of the Board no less than 60 days prior to its proposed effective date and shall become effective on the proposed effective date absent a Board Order to the contrary; provided, however, that the existing formula shall remain effective in the interim.

      44. As provided in Section 23(a)(4) of the Act, Petitioner's right to recover the MTC-Tax Component will in no way affect or impair the legal true sale and absolute transfer of the Bondable Transition Property to the SPE, or otherwise affect the legal rights and attributes of the Bondable Transition Property under the Act or under this Financing Order.

      Miscellaneous

      45. Pursuant to Section 19 of the Act, this Financing Order will be effective only in accordance with the terms hereof and upon the written consent of Petitioner to all such terms.

      46. In pricing the Transition Bonds, and in determining whether it may be advantageous to enter into a hedging arrangement prior to the pricing of the Transition Bonds pursuant to Section 2(e), Petitioner will apply both the methodology on which Appendix H is based (securitizing Transaction Costs as approved herein pre-tax and reflecting the related tax deductions in the initial-year of the MTC-Tax calculation) and that on which Appendix I is based (securitizing Transaction Costs as approved herein on a net-of-tax basis and not reflecting the tax-related tax deductions in the initial year of the MTC-Tax calculation), and base the pricing and hedging determination on the method that results in the lowest total Transition Bond and MTC-Tax Charges, calculated as shown in Attachment A-1 of either Appendix H or I.

      47. Pursuant to Section 25 of the Act, the consideration or approval by the Board of a petition by Petitioner under the Act, including this Financing Order and the periodic adjustment provided in Section 15 of the Act, will be wholly separate from, and will not be utilized in the Board's consideration of, any other ratemaking or other proceeding involving Petitioner, except as otherwise provided in Sections 39 and 40 hereof and in the Act.

      This Financing Order is issued subject to the following provisions, failure of compliance with which shall not affect the rights of the holders of the Transition Bonds:

      (1) Petitioner will furnish the Secretary of the Board with copies of all documents as executed and filed with other regulatory agencies relating to the Transition Bonds.

      (2) Petitioner will quarterly file with this Board a statement setting forth details with respect to the disbursement of net proceeds of the Transition Bonds and their use in retiring debt or equity or both.

      (3) This Financing Order will not be construed as a certification that the Transition Bonds will be secured by tangible or intangible assets of commensurate value or investment costs.

      (4) The Petitioner is directed to file, as part of its required Unbundling Filing of August 1, 2002, data showing the impact of the timing of customer payments of transition bond charges to Petitioner versus payments by Petitioner, as Servicer, to the transition bond trustee. This data shall include a calculation of customer daily remittances, timing of remittances to the bond trustee and the short-term interest rate then applicable to determine the amount of "float" income earned by Petitioner in its capacity as Servicer. If the Board determines in its review of this filing, that Petitioner retained revenue over and above its servicing fee, it may calculate such retained revenue, and impute interest thereon, in determining fair and reasonable rates going forward from the date of its review.

      (5) The Board hereby designates Herbert H. Tate, President, or in his absence any other Commissioner, as its Designee under this Financing Order. Such Designee shall act only in accordance with the Designee Guidelines approved herein and attached hereto as Appendix E.


DATED:   September 17, 1999

                                          BOARD OF PUBLIC UTILITIES
                                          BY:



                                          HERBERT H. TATE
                                          PRESIDENT



                                          CARMEN J. ARMENTI
                                          COMMISSIONER



                                          FREDERICK F. BUTLER
                                          COMMISSIONER


ATTEST:
         MARK W. MUSSER
         SECRETARY



                            CONSENT OF PETITIONER

      Pursuant to Section 19 of the Act, Petitioner hereby consents to all of the terms of this Bondable Stranded Costs Rate Order, this 17th day of September, 1999.



                                          PUBLIC SERVICE ELECTRIC
                                            AND GAS COMPANY
                                          BY:




                                          ALFRED C. KOEPPE
                                          SENIOR VICE PRESIDENT





                                                               Appendix A


                       [BPU LETTERHEAD] CERTIFICATION


    (to be filed with the Secretary of the Board within two business days following pricing of the transition bonds)


BOARD OF PUBLIC UTILITIES (THE "BOARD") OF THE STATE OF NEW JERSEY


SUBJECT: Certification for [Transition Bonds ("Transition Bonds")] [hedging arrangement ("hedging arrangement")] Pursuant to the Order of the Board dated September 17, 1999, No. EF99060390 (the "Financing Order")


      I, _____________________________(the "Designee"), in accordance with
Sections 14(b) and 15(a)(3) of the Electric Discount and Energy Competition Act, Chapter 23 of the Laws of 1999 ("Act"), for the purpose of (a) establishing that the structuring and pricing of the Transition Bonds(1) assures that the Petitioner's customers pay the lowest Transition Bond Charges consistent with market conditions and the terms of the Financing Order and (b) approving at the time of pricing of the Transition Bonds [hedging arrangement and related terms of the Transition Bonds], the terms and conditions of the Transition Bonds [hedging arrangement and related terms of the Transition Bonds], servicing fees, if any, with respect to the collection of such Transition Bond Charges and the pledging, assignment and sale of Bondable Transition Property in connection with the initial Transition Bond Charge, HEREBY CERTIFY as follows:

------------
(1) For a certification relating to hedging arrangements substituted for "establishing that the structure and pricing of the Transition Bonds" the words "establishing that the terms of the hedging arrangements which determine the certain pricing and structuring terms of the Transition Bonds".


      1. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order.

      2. The following are the terms of the Transition Bonds:

         Name of Transition Bonds:_________
         SPE:___________
         Closing Date: _________
         Amount Issued: _________
         Interest Rates and Expected Amortization Schedule: See Attachment 1 Distributions to Investors (quarterly or semi-annually): ________ Weighted Average Coupon Rate: ________
         Weighted Average Yield:_________
         Capital Amount: ________
         Overcollateralization Amount:_______

         Overcollateralization Schedule:   See Attachment 1

         New Jersey Statutory Corporate Business Tax Rate: __________ Federal Statutory Corporate Income Tax Rate: __________

      [3.  Brief Description of Hedging Arrangement:]

      4. All such items are within the parameters established in the Financing Order and in the Designee Guidelines in Appendix E to the Financing Order. Accordingly, (a) the structuring and pricing of the [Transition Bonds] [hedging arrangement and related terms of the Transition Bonds] assures that Petitioner's customers will pay the lowest Transition Bond Charges consistent with market conditions and the terms of the Financing Order and (b) the terms and conditions of the [Transition Bonds and the schedule of payments of principal and interest on the Transition Bonds and overcollateralization requirements] [the terms and conditions of the hedging arrangements and related terms of the Transition Bonds] are approved.


      THIS CERTIFICATION, in accordance with Sections 14(b)(4) and 15(a)(3) of the Act and the Financing Order, is final and uncontestable as of its date, which is the pricing date of the [Transition Bonds] [the hedging arrangement].


Dated:

                                             ____________________________
                                                       Designee




                                ATTACHMENT 1

                       EXPECTED AMORTIZATION SCHEDULE

       (with coupons, prices, classes, if any, expected amortization schedule and stated maturities, call features, and scheduled overcollateralization requirements)


A.    General Terms
                                                         Stated      Call
   Class      Price      Coupon      Fixed/Floating     Maturity    Feature
   -----      -----      ------      --------------     --------    -------






B.    Scheduled Amortization Requirement

     Date            Class A-1            Class A-2              Class A-N
     ----            ---------            ---------              ---------






C.    Schedule of Overcollateralization Requirement

     Date                    Required Overcollateralization Level
     ----                    ------------------------------------







                                                               Appendix B


                           ISSUANCE ADVICE LETTER

                             [PSE&G Letterhead]

      [To be filed with the Board of Public Utilities or its successor not later than five business days following sale and issuance of the Transition Bonds]


                                          [DATE]


Mark W. Musser, Esq., Secretary
State of New Jersey
Board of Public Utilities
Two Gateway Center
Newark, New Jersey 07102


            Re:  Docket No. EF99060390

Dear Mr. Musser:

            Pursuant to your Honorable Board's order in the above-captioned Docket ("Financing Order"), Public Service Electric and Gas Company ("Company") hereby transmits for filing this Issuance Advice Letter. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order.

            In the Financing Order, the Board authorized the Company to file an Issuance Advice Letter when pricing terms for a series of Transition Bonds have been established. This Issuance Advice Letter filing applies the methodology approved by the Board in the Financing Order to establish the initial Transition Bond Charge and initial MTC-Tax. The terms of issuance are as follows:

     1.   Transition Bond Name:_________
     2.   SPE Name:______________
     3.   Trustee: _________
     4.   Closing Date: _________
     5.   Amount Issued: _________
     6.   Upfront Transaction Costs: _______
     7.   Interest Rates and Expected Amortization Schedule: See Attachment 1
     8.   Distributions to Investors (quarterly or semi-annually): ________
     9. Annual Servicing Fee as a percent of the initial principal balance: _____________
     10.  Overcollateralization amount: _______________
     11.  Overcollateralization Schedule:  See Attachment 1_______
     12.  Capital amount: ________
     13. Brief description of any interest rate exchange agreement or other hedging arrangement.


      Table I below shows the current assumptions for each of the variables used in the Transition Bond Charge and MTC-Tax calculation.


                                   TABLE I

         INPUT VALUES FOR INITIAL TRANSITION BOND CHARGE AND MTC-TAX

         Forecasted annual kWh sales (month-by-month, residential,
                         commercial and industrial)


                                           Residential  Commercial  Industrial
                                              (__%)        (__%)       (__%)

   Percent of billed amounts collected
     in current month:
   Percent of billed amounts collected
     in second month after billing:
   Percent of billed amounts collected
     in third month after billing:
   Percent of billed amounts collected
     in fourth month after billing:
   Percent of billed amounts collected
     in fifth month after billing:
   Percent of billed amounts collected
     in sixth month after billing:
   Percent of billed amounts expected
     to be charged-off:

Forecasted annual Ongoing Transition Bond Costs (including any hedging costs): ________
Required annual overcollateralization amount: ________
Current Transition Bond outstanding balance: ________
Scheduled Transition Bond outstanding balance as of ___/___/___:_____ New Jersey Statutory Corporate Business Tax Rate: __________
Federal Statutory Corporate Income Tax Rate: __________



Based on the approved formula, the initial Transition Bond Charge is ______
(cent)/kwh and the initial MTC-Tax is ______ (cent)/kwh

Attachment 2 is a spreadsheet calculation which shows expected net present value savings of $___ million and rate reductions of ___ for this series of Transition Bonds.


      In accordance with the Financing Order, the Transition Bond Charge and MTC-Tax shall be automatically effective when filed and will continue to be effective.


                                    Respectfully submitted,


                                    General Corporate Counsel


Attachments




                                ATTACHMENT 1

                       EXPECTED AMORTIZATION SCHEDULE

       (with coupons, prices, classes, if any, expected amortization schedule and stated maturities, call features and scheduled overcollateralization requirements)


A.    General Terms

                                                          Stated      Call
   Class         Price       Coupon    Fixed/Floating    Maturity   Feature
   -----         -----       ------    --------------    --------   -------






B.    Scheduled Amortization Requirement

     Date            Class A-1            Class A-2              Class A-N
     ----            ---------            ---------              ---------






C.    Schedule of Overcollateralization Requirement

     Date                    Required Overcollateralization Level
     ----                    ------------------------------------






                                ATTACHMENT 2

                             RATEPAYER SAVINGS






                                                               Appendix C


                               TRUE-UP LETTER


                             [PSE&G Letterhead]


                                                                [date]


Mark W. Musser, Esq., Secretary
State of New Jersey
Board of Public Utilities
Two Gateway Center
Newark, New Jersey 07102


            Re:  Docket No. EF99060390

Dear Mr. Musser:

      Pursuant to your Honorable Board's order in the above-captioned Docket ("Financing Order"), Public Service Electric and Gas Company ("Company") as Servicer of the Transition Bonds or any successor Servicer and on behalf of the trustee as assignee of the SPE shall apply at least annually for mandatory periodic adjustment to the Transition Bond Charge and MTC-Tax charge. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order.

      Each such adjustment shall be proposed in a filing ("True-Up Letter") with the Board at least 30 days in advance of the date upon which it is requested to be effective (which effective date hereunder is ____________). The proposed adjustment to the Transition Bond Charge shall become effective on an interim basis on such date and, in the absence of a Board order to the contrary finding manifest error in the calculation, shall become final 60 days after the filing. The proposed adjustment to the MTC-Tax charge, absent a proposed change in the formula, shall become effective on an interim basis on such date and, in the absence of a Board order to the contrary finding manifest error in the calculation, shall become final 60 days after the filing.

      Using the formula approved by the Board in the Financing Order (or in effect pursuant to the True-Up Letter dated _______), this filing modifies the variables used in the Transition Bond Charge and MTC-Tax calculation and provides the resulting modified Transition Bond Charge and MTC-Tax charge. Table I shows the revised assumptions for each of the variables used in calculating the Transition Bond Charge and MTC-Tax charge. The assumptions underlying the current Transition Bond Charge and MTC-Tax charge were filed by the Company in an Issuance Advice/True-Up Letter dated
________________.

      Based on the approved formula, the proposed Transition Bond Charge is ______ (cent)/kWh and the resulting MTC-Tax is ______ (cent)/kwh.


                                    Respectfully submitted,


                                    General Corporate Counsel


Attachment





                                   TABLE I

         INPUT VALUES FOR ADJUSTED TRANSITION BOND CHARGE AND MTC-TAX


        Forecasted annual kwh sales: (month-by-month, residential, commercial and industrial)


                                           Residential  Commercial  Industrial
                                               (__%)       (__%)       (__%)
   Percent of billed amounts collected
     in current month:
   Percent of billed amounts collected
     in second month after billing:
   Percent of billed amounts collected
     in third month after billing:
   Percent of billed amounts collected
     in fourth month after billing:
   Percent of billed amounts collected
     in fifth month after billing:
   Percent of billed amounts collected
     in sixth month after billing:
   Percent of billed amounts charged-off:


1.  Under-collection of prior principal amount _______
2.  Upcoming collection of current principal amount _______
3.  Under-collection of prior interest amount ____
4.  Upcoming collection of current interest amount _______
5.  Under-collection of prior over-collateralization amount _______
6.  Upcoming collection of current over-collateralization amount _______
7.  Under-collection of prior tax component amount _______
8.  Upcoming collection of current tax component amount _______
9.  Deficiency in required capital amount _______
10. Amount in reserve account ________
11. Upcoming period servicing and administration fees (including hedging costs, if any) _______
12. N.J. Statutory Corporate Business Tax Rate ___________
13. Federal Statutory Corporate Income Tax Rate___________





                                                                Appendix D


                         PRICING ADVICE CERTIFICATE

                             [PSE&G Letterhead]

   [To be filed not later than the date of pricing of the Transition Bonds]


                                                                  [DATE]

[Mark W. Musser, Esq., Secretary
State of New Jersey
Board of Public Utilities
Two Gateway Center
Newark, New Jersey  07102]

         and


[Board Designee]

            Re:   Docket No. EF99060390

Dear Mr. Musser:

      Pursuant to your Honorable Board's order in the above-captioned Docket ("Financing Order"), Public Service Electric and Gas Company ("Company") hereby transmits for filing this Pricing Advice Certificate. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order.

      In the Financing Order, the Board requires the Company to file a Pricing Advice Certificate when pricing terms for a series of Transition Bonds and the pricing of any hedging arrangement in advance of the issuance of Transition Bonds have been approved by the Com pany. The proposed terms of pricing and issuance of the [Transition Bonds] [hedging arrange ment] are as follows:

      Name of Transition Bonds:_________
      SPE:___________
      Closing Date: _________
      Amount Issued: _________
      Interest Rates and Expected Amortization Schedule: See Attachment 1 Distributions to Investors (quarterly or semi-annually): ________ Weighted Average Coupon Rate: ________
      Weighted Average Yield:_________
      Capital Amount: ________
      Overcollateralization Amount:_______

      Overcollateralization Schedule:   See Attachment 1
      [Brief description of any hedging arrangement:]

      The Company hereby certifies that: (i) all proposed terms of pricing and issuance of the [Transition Bonds] and/or [the hedging arrangement] are within the parameters established in the Financing Order and the Designee's Guidelines attached as Appendix E to the Financing Order [and] (ii) the structuring and pricing of the [Transition Bonds] and/or [the hedging arrangement] assures that Company's customers will pay the lowest Transition Bond Charges consistent with market conditions and the terms of the Financing Order [or (iii) the hedging arrangement (A) assures that the Company can achieve the required rate reductions through securitization (as contemplated by the Restructuring Order), (B) assures that net present value savings will be realized over the life of the Transition Bonds and
(C) reasonably protects ratepayers against interest rate increases which may occur after the date hereof.]

      The Company's certification provided in clause (ii) or (iii) above is based, in part, upon representations provided to the Company by its Senior Underwriter for the Transition Bonds, Lehman Brothers Inc.


                                          Respectfully submitted,


                                          General Corporate Counsel


Attachments




                                                               Appendix E

                             Designee Guidelines
                            Docket No. EF99060390

      The Designee is empowered to agree to the terms and conditions of the Transition Bonds to be issued to recover a portion of the Stranded Costs of Public Service Electric & Gas Company (the "Company"), and to certify that the structuring and pricing of the Transition Bonds assure that the ratepayers will pay the lowest Transition Bond Charges consistent with market conditions and the terms of the Financing Order; provided, however, that the Designee cannot approve the terms and conditions or deliver such certification if the terms and conditions of the structuring and pricing of the Transition Bonds fall outside the parameters set forth below:

o   Bond Size:           Not to exceed $2,525,000,000

o   Bond Maturity        15 year scheduled amortization, not to exceed 17
                         year final stated maturity

o   Amortization         Set to provide substantially equal kilowatt-hour
                         charges (including the Transition Bond Charge and
                         MTC-Tax).

o   Payment Dates:       The first payment of principal shall occur within
                         11 months of issuance and payments of principal and interest shall be no less frequent than semi-annually.

o   Capital Account      The Company shall capitalize the SPE at no less
    and Over             than .50% of the initial principal amount of the
    Collateralization    bonds. The Transition Bond Charge shall include
                         over-collateralization in amounts sufficient to build up to no more than 2.00% of the initial principal amount of the Transition Bonds.

o   Redemption           The bonds will not have optional redemption
    Features             features other than a 5% "clean-up" call.

o   Underwriting and     The syndication and underwriting process is
    Syndication          standard for the execution of an asset-backed
                         securitization of this size and credit quality as stated in the letters of the Company's lead underwriter, Lehman Brothers, and the Board's financial advisor, Bear Stearns & Co. Inc., dated
                         August 30, 1999 and September 2, 1999,
                         respectively, copies of which were ordered to be filed in this Docket.

o   Floating Rate        If the Company proposes to cause the issuer to
    Bond Hedging         issue floating rate bonds which are swapped to a
    Arrangement          fixed rate then any such swap shall be competi
                         tively bid among no less than three (3) qualified swap counterparties and the issuer shall accept the lowest responsible bid taking into account the trading value of the counterparties. A swap counterparty shall be deemed a qualified swap counterparty if the rating of the counterparty is at least AA-/Aa3.

o   Hedging              The Designee may authorize a Hedging Arrangement
    Arrangement          if (a) the Company notifies the Designee and the
                         Board's Financial Advisor that if the Transition
                         Bonds were to be issued as of the date of such notification the expected average weighted yield on the Transition Bonds would produce net present value savings of approximately $275 million; (b) the Board's Financial Advisor concurs with such analysis; and (c) the Company indicates its intention to initiate a Hedging Arrangement as soon as practicable thereafter.


Capitalized terms used herein and not otherwise defined shall have the meanings set for in the Financing Order.

The terms and conditions described therein are hereby approved with such modifications and amendments as are acceptable to the Designee relying upon the written advice and recommenda tions of the Board's financial advisor (collectively, the "Designee Guidelines").





                                                              Appendix F


                       LEHMAN BROTHERS' CERTIFICATION
                        [Lehman Brothers' Letterhead]
   [To be filed not later than the date of pricing of the Transition Bonds]


                                                               [DATE]


[Mark W. Musser, Esq., Secretary
State of New Jersey
Board of Public Utilities
Two Gateway Center
Newark, New Jersey  07102]

         and


[Board Designee]

            Re:   Docket No. EF99060390

Dear Mr. Musser:

      Pursuant to your Honorable Board's order in the above-captioned Docket ("Financing Order"), Lehman Brothers hereby transmits for filing this Certification in support of Public Service Electric and Gas Company's (the "Company") Pricing Advice Certificate dated [DATE]. Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order.

      In the Financing Order, the Board requires the Company's Lead Underwriter to file a Certification supporting the Company's Pricing Advice Certificate when pricing terms for a series of Transition Bonds and when the terms of a hedging arrangement have been approved by the Company. In its Pricing Advice Certificate, the Company indicated that terms of pricing and issuance are as follows:

      Name of Transition Bonds:_________
      SPE:___________
      Closing Date: _________
      Amount Issued: _________
      Interest Rates and Expected Amortization Schedule: See Attachment 1 Distributions to Investors (quarterly or semi-annually): ________ Weighted Average Coupon Rate: ________
      Weighted Average Yield:_________
      Capital Amount: ________
      Overcollateralization Amount:_______

      Overcollateralization Schedule:   See Attachment 1
      [Brief description of any interest rate exchange agreement or other hedging arrangement:]

      Lehman Brothers, as Lead Underwriter, hereby certifies that:

(1) The structuring and pricing of the Transition Bonds, as proposed, is reasonable in the light of current market conditions.

(2) Assuming the accuracy of the assumptions of the Company contained in the Financing Order and the formulae contained therein, and of the mathematical calculations made by the Company thereunder, the customers of the Company will pay the lowest transition bond charges consistent with current market conditions and the terms of the Financing Order.

[or, if the certification is given in connection with the execution of a hedging arrangement in advance of the pricing of the Transition Bonds

(1) The structuring and pricing of the hedging arrangement is reasonable in light of current market conditions.

(2) The hedging arrangement reasonably protects ratepayers against interest rate increases which may occur after the date of its execution.

[or if the certification is given in connection with the termination of a hedging arrangement, the pricing of the termination payment is reasonable]


                                          Respectfully submitted,



Attachments





                                                                 Appendix G


             Form of Advisory Letter from Bear Stearns & Co. Inc.
                            As Financial Advisor


Bear Stearns & Co. Inc. (Bear Stearns) has acted as the financial advisor to the New Jersey Board of Public Utilities ("BPU") with respect to the offering and issuance of [Amount and Title of Transition Bond Offering] (the "Securities") and/or the execution of a hedging arrangement by [Issuer Designation] (the "Issuer").

Bear Stearns has examined (i) the Unbundling Stranded Costs and Restructuring Order (the "Restructuring Order") of the BPU signed on __________ (the "Order Date"); (ii) the Petition of PSE&G for a Financing Order, dated _______, as supplemented and amended (the "Petition"); (iii) the Financing Order of the BPU dated _______ (the "Financing Order") (iv) the form of Prospectus and Prospectus Supplement of the Issuer as filed with the SEC on [date of final draft reviewed] concerning the Securities (collectively the "Prospectus"); (v) the final pricing terms (the "Final Terms") for the Securities provided by Lehman Brothers (the "Senior Manager") which final pricing terms were agreed upon between the Issuer, PSE&G and the Senior Manager; (vi) the Underwriting Agreement for the Securities (the "Underwriting Agreement"), proposed for execution on the date hereof among PSE&G, the Issuer and the Senior Manager; (vii) the form of Designee Certificate proposed to be delivered on the date hereof to the Issuer pursuant to the Financing Order; (viii) the Pricing Advice Certificate delivered by PSE&G on the date hereof; and (ix) such other documents, representations and other forms of information as we have deemed necessary and appropriate in order for us to deliver this Pricing Certificate. We have found the following:

1. The structuring and pricing of the Securities, (and any hedging arrangement) as evidenced, inter alia, by the terms thereof contained in the Prospectus and the Final Terms provided to us by the Senior Manager are reasonable in light of current market conditions and are consistent with the terms of the Financing Order.

2. The Final Terms of the Securities including the syndicate rules, the estimated costs of issuance, the overcollateralization levels and the servicing fees, appear reasonable and consistent with current market conditions.

3. The initial Transition Bond Charge proposed by PSE&G in accordance with the Financing Order should be [adjusted up or down] [left unchanged] in order to provide the Issuer with amounts not less than those necessary to fully recover the bondable stranded costs of PSE&G, in light of the actual interest rates achieved in the marketing and sale of the Securities and the costs, including overcollateralization of ___%, associated with the issuance of the Securities.

4. Assuming the accuracy of the assumptions of PSE&G contained in the Financing Order and the formulas contained therein, and of the mathematical calculations made by the Issuer thereunder, the customers of PSE&G will pay the lowest Transition Bond Charges consistent with current market conditions and the terms of the Financing Order.

5. PSE&G has delivered its Pricing Advice Certificate, which conforms to the Final Terms. Using the methodology contained in the Financing Order, the issuance of the Securities provides ratepayers with net present value savings over the term of the Securities.